As filed with the Commission on March 18, 2010            File No.

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            NORTHRIDGE VENTURES INC.
             (Exact name of registrant as specified in its charter)

                                     Nevada
         (State or Other Jurisdiction of Incorporation or Organization)

                                      1000
            (Primary Standard Industrial Classification Code Number)

                                   98-0449083
                      (I.R.S. Employer Identification No.)

                       2325 Hurontario Street, Suite 204
                         Mississauga, Ontario  L5A 4K4
                                 (647) 918-4955
         (Address and telephone number of principal executive offices)

                             Laughlin International
                               2533 Carson Street
                           Carson City, Nevada 89706
                                  775-883-8484
           (Name, address and telephone number of agent for service)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

[   ]  Large Accelerated Filer   [   ]  Accelerated Filer
[   ]  Non-accelerated Filer     [ X ]  Smaller reporting company

                        CALCULATION OF REGISTRATION FEE
===========================================================================

                  Proposed         Proposed      Proposed
Title of          Maximum          Maximum       Maximum
Each Class of     Number of        Offering      Aggregate     Amount of
Securities to     Shares to be     Price per     Offering      Registration
be Registered     Registered       Share         Price (1)     Fee
---------------------------------------------------------------------------

Common Stock        24,000,000     $   0.005     $ 120,000     $      13.93
---------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act and based upon 24,000,000 shares of common stock to be sold in this offering.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

                             PRELIMINARY PROSPECTUS
                             SUBJECT TO COMPLETION

                            NORTHRIDGE VENTURES INC.
                15,000,000 TO 24,000,000 SHARES OF COMMON STOCK
                            PRICE: $0.005 PER SHARE

This is a public offering of shares of common stock of Northridge Ventures Inc. We will be selling a minimum of 15,000,000 and a maximum of 24,000,000 shares of our common stock in this offering at $0.005 per share. The shares will be sold by our President on a best efforts basis. No subscriptions will be accepted until the minimum offering is subscribed. Once accepted, subscriptions are irrevocable and cannot be withdrawn by the subscriber.

Proceeds from this offering will not be deposited into an escrow, trust or similar account, but will instead be deposited in a separate bank account under our name, held at the Canadian Imperial Bank of Commerce of Toronto, Ontario, administered by our directors. If the minimum offering is not completed within 90 days, all funds will be promptly returned to subscribers without interest or deductions. Subscriptions may be accepted or rejected for any reason or for no reason. This offering will remain open until the earlier of the date that all the offered shares are sold and 120 days after the date of this prospectus; provided that, the minimum subscription is sold within 90 days. There will be no extension of the offering period. This offering may be terminated at any time for any reason whatsoever.

No broker-dealer is participating in this offering and no sales commission will be paid to any person in connection with this offering. There is no established market for our securities. The offering price for our common stock was arbitrarily determined and may not reflect the market price of our shares after the offering.

Prospective investors should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide investors with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is only accurate on the date of this prospectus, regardless of the time of any sale of securities.

We have earned no meaningful revenue since inception. We have also incurred significant operating losses since inception and we expect to continue to incur losses to implement our business plan. Our auditors have expressed substantial doubt about our ability to continue as a going concern. If we cannot continue as a going concern, then our stockholders may lose all of their investment.

AN INVESTMENT IN OUR STOCK IS EXTREMELY SPECULATIVE AND INVOLVES SEVERAL SIGNIFICANT RISKS. PROSPECTIVE INVESTORS ARE CAUTIONED NOT TO INVEST UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. WE URGE ALL PROSPECTIVE INVESTORS TO READ THE "RISK FACTORS" SECTION OF THIS PROSPECTUS BEGINNING ON PAGE 5 AND THE REST OF THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION.

Information contained herein is subject to completion or amendment. A registration statement concerning the offered shares has been filed with the Securities and Exchange Commission. The offered shares may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there by any sale of the offered shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

-----------------------------------------------------------------------
                                   PRICE TO   UNDERWRITING     PROCEEDS
                                     PUBLIC  DISCOUNTS AND       TO THE
                                  PER SHARE    COMMISSIONS  COMPANY (1)
-----------------------------------------------------------------------
Per Share                  $          0.005            Nil  $     0.005

Minimum 15,000,000 shares  $          0.005            Nil  $    75,000

Maximum 24,000,000 shares  $          0.005            Nil  $   120,000
=======================================================================
(1) Proceeds to Northridge Ventures Inc. are shown before deducting offering expenses estimated at $5,000 (including legal and accounting fees).

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is March 18, 2010.

                               TABLE OF CONTENTS

                                                                            Page

Prospectus Summary                                                             3
Risk Factors                                                                   5
Forward-Looking Statements                                                     9
Use of Proceeds                                                               10
Determination of Offering Price                                               10
Dilution                                                                      10
Market for Common Equity and Related Stockholder Matters                      11
Description of Business                                                       12
Description of Property                                                       19
Management's Discussion and Analysis of Financial Condition and Result of
Operations                                                                    20
Legal Proceedings                                                             23
Directors and Executive Officers                                              23
Executive Compensation                                                        25
Security Ownership of Certain Beneficial Owners and Management                25
Certain Relationships and Related Transactions                                26
Plan of Distribution                                                          26
Description of Capital Stock                                                  28
Disclosure of Commission Position on Indemnification for Securities Act
Liabilities                                                                   30
Legal Matters                                                                 30
Experts                                                                       30
Changes in and Disagreements with Accountants on Accounting and Financial
Disclosure                                                                    30
Available Information                                                         30
Index to Financial Statements                                                F-1

                               PROSPECTUS SUMMARY

THE FOLLOWING SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO PROSPECTIVE INVESTORS. EACH PROSPECTIVE INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY BEFORE MAKING AN INVESTMENT DECISION TO PURCHASE OUR COMMON STOCK.

As used in this prospectus, unless the context otherwise requires, "the Company", "we", "us", "our" or "Northridge" refers to Northridge Ventures Inc. "SEC" refers to the Securities Exchange Commission. "Securities Act" refers to the Securities Act of 1933, as amended. "Exchange Act" refers to the Securities Exchange Act of 1934, as amended. "NRS" refer to the Nevada Revised Statutes, as amended.

OUR BUSINESS

Northridge Ventures Inc. (formerly Portaltochina.com, Inc.) is a mineral exploration company, formed on March 18, 2003, under the laws of the State of Nevada. Our office is located at 2325 Hurontario Street, Suite 204, Mississauga, Ontario L5A 4K4. Our telephone number is (647) 918-4955. Our facsimile number is (416) 850-5739.

We are an exploration stage company. We own a 100% undivided mineral interest in 19 non-contiguous mineral claims covering 475 hectares located within the southeastern part of Labrador, in the province of Newfoundland and Labrador, Canada (the "Paradise River Property"). Our claims give us the exclusive right to all of the mineral deposits situated on the Paradise River Property. Our business plan is to explore the Paradise River Property for commercially exploitable reserves of valuable minerals. The Paradise River Property has no proven or probable mineral reserves, and there is no assurance that it contains commercially exploitable reserves of valuable minerals. All of our claims are presently in good standing. We also intend to acquire exploration rights to other mineral properties located in North America.

We intend to explore the Paradise River Property in two phases. The first phase will consist of expanded geological mapping and geochemical sampling that will cover previously established grid areas, as well as other prospective sites that may be developed to delineate either base metals or industrial minerals. Geochemical sampling will include rock, stream sediment and till sampling. Several airborne electromagnetic anomalies will be re-verified on the ground and mapped for size and extent. If the first phase results in a sufficient indication of economic geological value to support further exploration, then we will proceed with the second phase of the proposed exploration program, consisting of 800 to 1000 metres of diamond drilling, mobilized to the nearest road by truck, then helicopter-supported from that point. We anticipate that the first phase of our exploration program will cost approximately $26,680 while the second phase will cost approximately $195,500. To date, we have not commenced exploration of the Paradise River Property.

Unless we sell the maximum number of offered shares, the proceeds from this offering will not be sufficient to fund the first phase of our proposed exploration program or to acquire any additional mineral exploration rights. Regardless of the number of shares sold in this offering, the proceeds will not be sufficient to pay for the second phase of our proposed exploration program or any other exploration costs. We presently have sufficient working capital to maintain our present level of operations for the next 12 months.

We anticipate that any additional funding that we require will be in the form of equity financing from the sale of our common stock. There is no assurance, however, that we will be able to raise sufficient capital from the sale of our common stock. The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated. If we are unable to obtain additional funding, we will cease or suspend operations. We have no plans, arrangements or contingencies in place in the event that we cease operations.

Exploration for minerals is a speculative venture necessarily involving substantial risk. The expenditures to be made by us on our exploration program may not result in the discovery of commercially exploitable reserves of valuable minerals. The probability of a mineral claim ever having commercially exploitable reserves is extremely remote, and in all probability our mineral claims do not contain any reserves. Any funds spent on the acquisition and exploration of these claims will probably be lost. If we are unable to find reserves of valuable minerals or we cannot remove the minerals because we either do not have the capital to do so, or because it is not economically feasible to do so, then we may cease operations and you will lose your investment.

We have not earned meaningful revenue since inception and we do not anticipate earning any revenue until we obtain an interest in a property, find mineralized material, delineate an ore body, and begin removing and selling minerals. We presently have no proven or probable mineral reserves. There is no assurance that our mineral claims contain commercially exploitable reserves of valuable minerals. Since inception, we have suffered recurring losses and net cash outflows from operations, and our activities have been financed from the proceeds of share subscriptions and loans from management and non-affiliated third parties. We expect to continue to incur substantial losses to implement our business plan. We have not established any other source of equity or debt financing and there can be no assurance that we will be able to obtain sufficient funds to implement our business plan. As a result of the foregoing, our auditors have expressed substantial doubt about our ability to continue as a going concern. If we cannot continue as a going concern, then our investors may lose all of their investment.

Our officers and director do not have any professional training or technical credentials in the exploration, development, or operation of mines. We therefore intend to retain qualified persons on a contract basis to perform the surveying, exploration, and excavating of the property as needed. We do not have any verbal or written agreement regarding the retention of any qualified engineer or geologist for our exploration program.

We currently have no employees other than our officers and directors, who devote six hours per week to our operations. We do not intend to hire any employees for the next 12 months or until we have proven mineral reserves.

Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under the section entitled "Available Information".

THE  OFFERING

Securities Offered:                       A minimum of 15,000,000 and
                                          a maximum of 24,000,000 shares of
                                          common stock, par value $0.0001

Offering price:                           $ 0.005 per share

Offering period:                          The offering will remain open
                                          until the earlier of the date
                                          that all shares offered are sold
                                          and 120 days after the date of
                                          this prospectus, except that we
                                          will have only 90 days to sell at
                                          least the first 15,000,000 shares.

Net proceeds to us:                       Minimum:  Approximately $70,000,
                                          after estimated expenses of $5,000
                                          assuming sale of 15,000,000 shares

                                          Maximum:  Approximately $115,000,
                                          after estimated expenses of $5,000
                                          assuming sale of 24,000,000 shares

Use of proceeds:                          We will use the proceeds to pay
                                          for debt repayment, acquire mineral
                                          exploration properties, prospecting,
                                          professional fees and working capital.

Number of shares outstanding              14,000,000
before the offering:

Number of shares outstanding
after the offering:                       Minimum:  29,000,000 assuming sale of
                                          15,000,000 shares

                                          Maximum:  38,000,000 assuming sale of
                                          24,000,000 shares

SUMMARY  OF  SELECTED  FINANCIAL  DATA

We are an exploration stage company. From the date of our inception on March 18, 2003 we have not generated any meaningful revenue or earnings from operations. As of November 30, 2010 our financial data is as follows:

-----------------------------------------------------------------
                                     As at or for the period from
                                     March 18, 2003 (inception)
                                     to November 30, 2010
-----------------------------------------------------------------

Operations Data

Revenue:                            $                         77
Net Loss:                                                330,638

Balance Sheet Data

Total Assets:                                             48,479
Total Liabilities:                                        62,567
Net Tangible Book Value:                                 (14,088)
Net Tangible Book Value Per Share:                         (0.00)
-----------------------------------------------------------------

                                  RISK FACTORS

AN INVESTMENT IN OUR COMPANY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING AN INVESTMENT IN OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION COULD BE SERIOUSLY HARMED AND OUR STOCKHOLDERS COULD LOSE ALL OR PART OF THEIR INVESTMENT. THIS DISCUSSION ALSO IDENTIFIES IMPORTANT CAUTIONARY FACTORS THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE WE CURRENTLY ANTICIPATE.

(1) IT IS IMPOSSIBLE TO EVALUATE THE INVESTMENT MERITS OF NORTHRIDGE BECAUSE WE HAVE NO OPERATING HISTORY.

We are an exploration stage company with no operating history upon which an evaluation of our future success or failure can be made. Thus far, our activities have been primarily limited to the development of our abandoned internet portal, organizational matters, acquiring our mineral claims, researching our claims and the preparation of our securities filings, including the registration statement of which this prospectus forms a part. As a start-up enterprise, we are subject to all the risks inherent in the initial organization, financing, expenditures, complications and delays inherent in a new business. Investors should evaluate an investment in our company in light of the uncertainties encountered by start-up companies in a competitive environment. There can be no assurance that our business will be successful or that we will be able to attain profitability. Our future viability, profitability and growth will depend upon our ability to successfully implement our business plan and to expand our operations. There can be no assurance that any of our efforts will prove successful or that we will not continue to incur operating losses in the future.

(2) SINCE MINERAL EXPLORATION IS A HIGHLY SPECULATIVE VENTURE, ANYONE PURCHASING OUR STOCK WILL LIKELY LOSE THEIR ENTIRE INVESTMENT.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. Exploration for minerals is a speculative venture necessarily involving substantial risk. The expenditures to be made by us on our exploration program may not result in the discovery of commercially exploitable reserves of valuable minerals. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. The probability of a mineral claim ever having commercially exploitable reserves is extremely remote, and in all probability our mineral claims do not contain any reserves. Any funds spent on the exploration of these claims will probably be lost. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. We may also become subject to significant liability for pollution, cave-ins or hazards, which we cannot insure or which we may elect not to insure. In such a case, we would be unable to complete our business plan and our stockholders may lose their entire investment.

(3) SINCE OUR MINERAL PROPERTY HAS NOT BEEN PHYSICALLY EXAMINED BY A PROFESSIONAL GEOLOGIST OR MINING ENGINEER, WE FACE A SIGNIFICANT RISK THAT THE PROPERTY WILL NOT CONTAIN COMMERCIALLY VIABLE DEPOSITS OF MINERALS.

We have not had a professional geologist or mining engineer physically examine the Paradise River Property in the field. Furthermore, neither of our officers and directors has visited the Paradise River Property. As a result, we face an enhanced risk that, upon physical examination of the mineral property, no commercially viable deposits of minerals will be located. In the event that our planned exploration of the mineral property reveals that no commercially viable deposits exist on the site, our business will likely fail.

(4)     IF WE DO NOT OBTAIN ADDITIONAL FINANCING, OUR BUSINESS MAY FAIL.

Our business plan calls for significant expenses in connection with the exploration of our mineral property. Phase I of the proposed exploration program on our claims is estimated to cost $26,680. While we presently have sufficient funds to complete Phase I, we will require additional financing in order to complete Phase II, which is estimated to cost $195,500. Unless we sell the maximum number of offered shares, the proceeds from this offering will not be sufficient to fund the completion of Phase I or to acquire any additional mineral exploration rights, and in no event will the proceeds be sufficient to complete Phase II. If our exploration program is successful in discovering commercially exploitable reserves of valuable minerals, we will require additional funds in order to place our mineral claims into commercial production. While we do not presently have sufficient information about the claims to estimate the amount required to place the mineral claims into commercial production, there is a risk that we may not be able to obtain whatever financing is required. Obtaining additional financing will depend on a number of factors, including market prices for minerals, investor acceptance of our properties, and investor sentiment. These factors may make the timing, amount, terms or conditions of additional financing impracticable. If we are unsuccessful in obtaining additional financing when we need it, our business may fail before we ever become profitable and our stockholders may lose their entire investment.

(5) SINCE MARKET FACTORS IN THE MINING BUSINESS ARE OUT OF OUR CONTROL, WE MAY NOT BE ABLE TO PROFITABLY SELL ANY MINERALS THAT WE FIND.

If we are successful in locating a commercially exploitable reserve of valuable minerals, we can provide no assurance that we will be able to sell it. Numerous factors beyond our control may affect the marketability of any minerals discovered. These factors include fluctuations in the market price of such minerals due to changes in supply or demand, the proximity and capacity of processing facilities for the discovered minerals, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The precise effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital so that our investors may lose their entire investment.

(6) IF WE CANNOT COMPETE SUCCESSFULLY WITH OTHER EXPLORATION COMPANIES, OUR EXPLORATION PROGRAM MAY SUFFER AND OUR STOCKHOLDERS MAY LOSE THEIR INVESTMENT.

We are an exploration stage company engaged in the business of exploring for commercially producible quantities of minerals. We compete with other mineral resource exploration stage companies for financing from a limited number of investors that are prepared to make investments in mineral resource exploration stage companies. The presence of competing mineral resource exploration stage companies may impede our ability to raise additional capital in order to fund our property acquisitions and exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors.

Many of the resource exploration stage companies with whom we compete have greater financial and technical resources than we do. These competitors may be able to spend greater amounts on the acquisition of properties of merit and on exploration. In addition, they may be able to afford greater geological expertise in the targeting and exploration of resource properties. As a result, our competitors will likely have resource properties of greater quality and interest to prospective investors who may finance additional exploration and to senior exploration stage companies that may purchase resource properties or enter into joint venture agreements with junior exploration stage companies. This competition could adversely impact our ability to finance the exploration of our mineral property.

(7) COMPLIANCE WITH GOVERNMENT REGULATIONS IN THE COURSE OF EXPLORING OUR MINERAL PROPERTY MAY INCREASE THE ANTICIPATED TIME AND COST OF OUR EXPLORATION PROGRAM SO THAT WE ARE UNABLE TO COMPLETE THE PROGRAM OR ACHIEVE PROFITABILITY.

Exploration and exploitation activities are subject to federal, provincial and local laws, regulations and policies, including laws regulating the removal of natural resources from the ground and the discharge of materials into the environment. Exploration and exploitation activities are also subject to federal, provincial, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment.

We will be subject to the Mining Act of Newfoundland as we carry out our exploration program. We may be required to obtain work permits, post bonds, and perform remediation work for any physical disturbance to the land in order to comply with these regulations. While our planned exploration program provides for regulatory compliance, there is a risk that new regulations could increase our time and costs of doing business and prevent us from carrying out our exploration program. If we are unable to complete our exploration program or achieve profitability, our investors may lose their entire investment.

(8) SINCE OUR OFFICERS HAVE OTHER BUSINESS INTERESTS, THEY WILL ONLY BE DEVOTING SIX HOURS PER WEEK TO OUR OPERATIONS, WHICH MAY RESULT IN PERIODIC INTERRUPTIONS OR SUSPENSIONS OF EXPLORATION.

Our officers have other outside business activities and will only be devoting six hours per week, to our operations. As a result, our operations may be sporadic and occur at times that are convenient to them. Consequently, our business activities may be periodically interrupted or suspended.

(9) SINCE SUBSTANTIALLY ALL OF OUR ASSETS AND OUR OFFICERS AND DIRECTOR ARE LOCATED OUTSIDE THE UNITED STATES, IT MAY BE DIFFICULT FOR INVESTORS TO ENFORCE WITHIN THE UNITED STATES ANY JUDGMENTS OBTAINED AGAINST US OR OUR OFFICERS AND DIRECTOR.

Substantially all of our assets are located outside the United States and we do not currently maintain a permanent place of business within the United States. We were incorporated in the State of Nevada and have an agent for service in Carson City, Nevada. Our agent for service will accept on our behalf the service of any legal process and any demand or notice authorized by law to be served upon a corporation. Our agent for service will not, however, accept service on behalf of our officers and director. Our officers and director are residents of Canada and do not have an agent for service in the United States. Therefore, it may be difficult for investors to enforce within the United States any judgments obtained against us or our officer and director, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

(10) SINCE OUR OFFICERS HAVE NO EXPERIENCE IN MINERAL EXPLORATION AND DO NOT HAVE FORMAL TRAINING SPECIFIC TO MINERAL EXPLORATION, THERE IS A HIGHER RISK THAT OUR BUSINESS WILL FAIL.

Our officers have no experience in mineral exploration and do not have formal training in geology or in the technical aspects of management of a mineral exploration company. This inexperience presents a higher risk that we will be unable to complete our business plan for the exploration of our mineral claims. In addition, we must rely on the technical services of others with expertise in geological exploration in order for us to carry our planned exploration program. If we are unable to contract for the services of such individuals, it will make it difficult and may be impossible to pursue our business plan. There is thus a higher risk that our operations, earnings and ultimate financial success could suffer irreparable harm and that our investors will lose all of their investment.

(11) IF WE ARE UNABLE TO HIRE AND RETAIN KEY PERSONNEL, WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN AND OUR BUSINESS MAY FAIL.

Our future success depends, to a significant extent, on our ability to attract, train and retain capable technical, sales and managerial personnel. Recruiting and retaining capable personnel, particularly those with expertise with mineral exploration, is vital to our success. There is substantial competition for qualified technical and managerial personnel, and there can be no assurance that we will be able to attract or retain the necessary persons. If we are unable to attract and retain qualified employees, our business may fail and our investors could lose their investment.

(12) CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS MAY DISCOURAGE MERGERS AND OTHER TRANSACTIONS.

Certain provisions of our Articles of Incorporation and Bylaws may make it more difficult for someone to acquire control of Northridge. These provisions may make it more difficult for stockholders to take certain corporate actions and could delay or prevent someone from acquiring our business, as well as limiting the price that certain investors might be willing to pay for shares of our common stock. Such provisions might be beneficial to our management and the board of directors in a hostile tender offer, and could have an adverse impact on stockholders who might want to participate in such tender offer, or who might want to replace some or all of the members of the board of directors.

(13) WE MAY, IN THE FUTURE, ISSUE ADDITIONAL COMMON SHARES, WHICH WOULD REDUCE THE PERCENTAGE OF OWNERSHIP OF OUR STOCKHOLDERS AND MAY DILUTE OUR SHARE VALUE.

Our Articles of Incorporation authorize the issuance of 800,000,000 shares of common stock, par value $0.0001. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

(14) WE MAY ISSUE SHARES OF PREFERRED STOCK WITH GREATER RIGHTS THAN OUR COMMON STOCK, WHICH MAY ENTRENCH MANAGEMENT AND RESULT IN DILUTION OF OUR STOCKHOLDERS' INVESTMENT.

Our Articles of Incorporation authorize the issuance of up to 200,000,000 shares of preferred stock, par value $0.0001 per share. The authorized but unissued preferred stock may be issued by our board of directors from time to time on any number of occasions, without stockholder approval, as one or more separate series of shares comprised of any number of the authorized but unissued shares of preferred stock, designated by resolution of our board of directors stating the name and number of shares of each series and setting forth separately for such series the relative rights, privileges and preferences thereof, including, if any: (i) the rate of dividends payable thereon; (ii) the price, terms and conditions of redemption; (iii) voluntary and involuntary liquidation preferences; (iv) provisions of a sinking fund for redemption or repurchase; (v) terms of conversion to common stock, including conversion price, and (vi) voting rights. Such preferred stock may enable our board of directors to hinder or discourage any attempt to gain control of us by a merger, tender offer at a control premium price, proxy contest or otherwise. Consequently, the preferred stock could entrench our management. The market price of our common stock could be depressed to some extent by the existence of the preferred stock. As of the date of this prospectus, no shares of preferred stock have been issued.

(15) SINCE OUR BOARD OF DIRECTORS DOES NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE, IT IS LIKELY THAT INVESTORS WILL ONLY BE ABLE TO REALIZE A RETURN ON THEIR INVESTMENT BY RESELLING SHARES PURCHASED THROUGH THIS OFFERING.

We have not paid any cash dividends on our common stock since our inception and we do not anticipate paying cash dividends in the foreseeable future. We intend to retain our earnings, if any, to provide funds for reinvestment in our acquisition and exploration activities. The payment of dividends, if any, in the future is within the discretion of the board of directors and will depend on our earnings, if any, our capital requirements, financial condition and other relevant factors.

(16) INVESTORS MAY NOT BE ABLE TO RESELL ANY SHARES THEY PURCHASE THROUGH THIS OFFERING BECAUSE WE DO NOT INTEND TO REGISTER OUR SHARES FOR SALE IN ANY STATE AND THERE IS NO ESTABLISHED PUBLIC TRADING MARKET FOR OUR COMMON STOCK.

It may be difficult or impossible for investors to sell our common stock or for them to sell our common stock for more than the offering price even if our operating results are positive. We do not intend to register our common stock with any State. Therefore, investors will not be able to resell their shares in any State unless the resale is exempt under the Blue Sky laws of the State in which the shares are to be sold. While our common stock is presently quoted on the OTC Markets Group OTCQB, there is no established trading market for it.
Most of our common stock will be held by a small number of investors that will further reduce the liquidity of our common stock. Furthermore, the offering price of our common stock was arbitrarily determined by us, without considering assets, earnings, book value, net worth or other economic or recognized criteria or future value of our common stock. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price.

(17) THE LEVEL OF TRADING ACTIVITY IN OUR STOCK MAY BE REDUCED BECAUSE WE ARE SUBJECT TO THE "PENNY STOCK" RULES.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on NASDAQ). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

(18) SINCE THERE IS NO ESCROW, TRUST OR SIMILAR ACCOUNT, OUR SUBSCRIBERS' INVESTMENT COULD BE SEIZED BY CREDITORS OR BY A TRUSTEE IN BANKRUPTCY, RESULTING IN THE LOSS OF THE INVESTMENT.

Proceeds from this offering will not be deposited into an escrow, trust or similar account, but will instead be deposited in a separate bank account under our name. Only our officers and directors will have access to the account. Investors will not have the right to withdraw their funds during the offering. Investors will only receive their funds back if we do not raise the minimum amount of the offering within 90 days. As a result, if we are sued for any reason and a judgment is rendered against us, all proceeds from this offering could be seized. If we file a voluntary bankruptcy petition or our creditors file an involuntary bankruptcy petition, our assets will be seized by the bankruptcy trustee, including the proceeds from this offering, and used to pay our creditors. If that happens, our investors will lose their investment, even if we fail to raise the minimum amount in this offering.

                           FORWARD-LOOKING STATEMENTS

Information in this prospectus contains "forward looking statements" which can be identified by the use of forward-looking words such as "believes", "estimates", "could", "possibly", "probably", "anticipates", "estimates", "projects", "expects", "may", or "should" or other variations or similar words. No assurance can be given that the future results anticipated by the forward-looking statements will be achieved. These statements constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Such statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section titled "Risk Factors". Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy. Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements.

The forward-looking statements are based upon management's current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. We do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, changes in assumptions, or otherwise.

                                USE OF PROCEEDS

Our offering is being made on a $75,000 minimum and $120,000 maximum, best efforts, self-underwritten basis. The table below sets forth the use of proceeds if 62.5% (minimum) and 100% (maximum) of the offering is sold.

------------------------------------------------------------
                                       MINIMUM       MAXIMUM
------------------------------------------------------------

Gross Proceeds                        $ 75,000     $ 120,000
------------------------------------------------------------

Offering Expenses                        5,000         5,000

Net Proceeds                          $ 70,000     $ 115,000

  Debt Repayment (1)                    70,000        70,000
  Mineral Exploration (2)                    -        30,000
  Acquisition of Mineral Properties          -        10,000
  Accounting Fees                            -         6,000
  Working Capital (3)                        -         2,000
------------------------------------------------------------

Total Use of Proceeds                 $ 75,000     $ 120,000
============================================================
(1) "Debt Repayment" refers to the repayment of trade debt and a loan of $54,000 from Aberfoyle Investments L.P., plus projected interest at the rate of 20% per annum, calculated semi-annually.
(2) "Mineral Exploration" refers to mineral exploration costs, including consulting geologist fees, geological assistant fees, sampling costs, travel expenses, administrative expenses (e.g. permits, fees, filings and insurance), reports and maps and general overhead.
(3) "Working Capital" includes office expenses and contingencies, such as unanticipated exploration costs and professional fees.

No proceeds from this offering will be paid to our officers or directors.

                        DETERMINATION OF OFFERING PRICE

While the shares of our common stock are quoted on the OTC Markets Group OTCQB, there is no established public market for the shares being registered. The offering price and other terms and conditions relative to the shares of common stock offered hereby have been arbitrarily determined by us in order to raise up to $120,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. In addition, no investment banker, appraiser or other independent, third party has been consulted concerning the offering price for the shares or the fairness of the price used for the shares. Among the factors considered in setting the offering price were our lack of operating history in the field of mineral exploration, the amount of proceeds to be raised by this offering, the lack of an established market for the offered shares, the bid price for our shares on the OTCQB, the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing stockholders, and our cash requirements.

                                    DILUTION

The investment by any purchaser of the offered shares of common stock will be diluted immediately to the extent of the difference between the public offering price per share and the net tangible book value per share of common stock immediately after this offering. The net tangible book value as of November 30, 2010, as adjusted for the 1-for-10 reverse stock split of June 4, 2010, was $(14,088) or approximately $(0.001) per common share. Net tangible book value per share is determined by dividing tangible stockholders' equity, which is total tangible assets less total liabilities, by the aggregate number of shares of common stock outstanding. Tangible assets represent total assets excluding goodwill and other intangible assets. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately after the closing of this offering.

All of our current stockholders will realize an immediate increase of $0.003 per share in the net tangible book value of their shares held prior to the offering if the minimum is sold, and an increase of $0.004 per share if the maximum is sold. Purchasers of the offered shares will realize an immediate dilution of $0.003 per share in the net tangible book value of their shares if the minimum is sold, and an immediate dilution of $0.002 per share if the maximum is sold.

The following table illustrates the increase to existing stockholders and the dilution to purchasers of the offered shares in their net tangible book value per share, before deducting estimated offering expenses, adjusted for the 1-for-10 reverse stock split of June 4, 2010:

--------------------------------------------------------------------------------
                                                        MINIMUM       MAXIMUM
--------------------------------------------------------------------------------

Number of shares sold                                   15,000,000   24,000,000
Gross proceeds                                          $   75,000   $  120,000
--------------------------------------------------------------------------------

Offering price per share                                $    0.005   $    0.005

  Net tangible book value per share                     $   (0.001)  $   (0.001)
  at November 30, 2010

  Increase in net tangible book value per share         $    0.003   $    0.004
  attributable to the sale of 15,000,000 (minimum) and 24,000,000 (maximum) shares

Net tangible book value per share at November 30, 2010, $    0.002   $    0.003
as adjusted for the sale of shares

Dilution per share to new investors in this offering    $    0.003   $    0.002
================================================================================

We may seek additional equity financing in the future, which may cause additional dilution to investors in this offering, and a reduction in their equity interest. The holders of the shares purchased in this offering will have no pre-emptive rights to purchase any shares we issue in the future in connection with any additional equity financing.

The table below sets forth as of November 30, 2010 the difference between the number of shares purchased and total consideration paid for those shares by existing stockholders, compared to shares purchased by new investors in this offering without taking into account any offering expenses. If the minimum number of shares is sold in this offering, purchasers will contribute 19% of our share capital and will collectively own 52% of our issued and outstanding shares. If the maximum number of shares is sold in this offering, purchasers will contribute 27% of our share capital and will collectively own 63% of our issued and outstanding shares.

-------------------------------------------------------------------------------------------------------------------------
                                TOTAL NUMBER OF SHARES PURCHASED       TOTAL CONSIDERATION AND AVERAGE PER SHARE PRICE
                                   MINIMUM              MAXIMUM               MINIMUM                    MAXIMUM
                                       PERCENT              PERCENT   AMOUNT  PERCENT  AVERAGE   AMOUNT  PERCENT  AVERAGE
                               NUMBER      (%)      NUMBER      (%)      ($)      (%)      ($)      ($)      (%)      ($)
-------------------------------------------------------------------------------------------------------------------------

Existing stockholders      14,000,000       48  14,000,000       37  316,550       81    0.01   316,550       73    0.01

New stockholders           15,000,000       52  24,000,000       63   75,000       19    0.005  120,000       27    0.005
-------------------------------------------------------------------------------------------------------------------------
Total                      29,000,000      100  38,000,000      100  391,550      100    0.01   436,550      100    0.01
=========================================================================================================================

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Markets Group OTCQB under the symbol "PCHN". Trading of our stock is sporadic and does not constitute an established public market for our shares. There is no assurance that a public market for our common stock will ever be established. Furthermore, since the shares purchased in this offering will be immediately resalable, such resale could have a depressive effect on the market price of our common stock.

HOLDERS

On March 17, 2011, the stockholders' list of our shares of common stock showed 57 registered holders of our shares of common stock and 14,000,000 shares of common stock outstanding. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of shares of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

CONVERTIBLE SECURITIES

We have not issued and do not have outstanding any other securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

                            DESCRIPTION OF BUSINESS

We are an exploration stage company and there is no assurance that a commercially viable mineral deposit exists on any property we acquire. Exploration will be required before a final evaluation as to the economic and legal feasibility is determined.

BACKGROUND

We were incorporated on March 18, 2003 as Portaltochina.com, Inc. for the purpose of developing and operating an Internet portal located on the World Wide Web at www.portaltochina.com. We experienced difficulty in launching our business through our portal due to the foreign currency administration policies in China. In light of our failure to earn any meaningful revenue, our management determined that we should revise our business plan to develop a new internet portal specifically focused on facilitating commercial real-estate transactions in Canada. On January 1, 2010, we relocated our office to 2325 Hurontario Street, Suite 204, Mississauga, Ontario L5A 4K4 (telephone:
647-918-4955; facsimile: 416-850-5739).

In accordance with the change in business focus and relocation of our principal office, on May 13, 2010 we changed our name to Northridge Ventures Inc. and increased our authorized capital to 800 million shares of common stock (par value $0.0001) and 200 million shares of preferred stock (par value $0.0001). On June 3, 2010, the Company completed a 10-for-1 reverse split of its authorized common stock, resulting in 80 million authorized common shares, of which 800,000 shares were issued and outstanding. On August 19, 2010, the Company again increased its authorized common stock to 800 million shares, without affecting the number of issued and outstanding common shares.

On October 8, 2010, we acquired a 100% interest in two non-contiguous mineral exploration licenses comprising 19 claims located along southeastern coastal Labrador, approximately 13 kilometers northeast of the community of Charlottetown in Labrador, Canada, having a total area of 475 hectares (1,174 acres).

On October 11, 2010, a change in control of the Company occurred when we sold 13,200,000 shares of our common stock at $0.005 per share to Gisela Mills, one of our controlling stockholders, through a private placement for cash consideration of $66,000. Through this acquisition, Ms. Mills acquired a majority of our voting stock and thereby controls the Company.

As a result of the recent acquisition of our mineral exploration licenses, we have changed our business to mineral exploration and abandoned our former business plan, including all planned internet-related development.

On March 10, 2010, we appointed Fidel Thomas as President, CEO and Treasurer of the Company. Mr. Thomas is a communications consultant that has worked exclusively within the mining industry since 2008. We believe that his experience will be of assistance to us as we implement our new business model.

We have not commenced business operations. To date, our activities have been limited to the development of our abandoned internet portal, organizational matters, acquiring our mineral claims, researching our claims and the preparation of our securities filings, including the registration statement of which this prospectus forms a part. Our assets are limited to our mineral claims, the acquisition of which have been capitalized in accordance with our accounting policy

MINERAL EXPLORATION

We are an exploration stage company engaged in the business of acquiring mineral exploration rights throughout North America, exploring for commercially producible quantities of minerals, and exploiting any mineral deposits we discover that demonstrate economic feasibility. Since we are an exploration stage company, there is no assurance that commercially exploitable reserves of valuable minerals exist on any property that we now own or may own in the future. We will need to do further exploration before a final evaluation of the economic and legal feasibility of our future exploration is determined.

Our success will depend upon finding commercially producible quantities of minerals, which are mineral deposits that have been identified through appropriate spaced drilling or underground sampling as having sufficient tonnage and average grade of metals to profitably remove them. If we do not find commercially producible mineral deposits or if we cannot remove such deposits because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations.

There can be no assurance that we will be able to acquire any mineral property that has commercially producible quantities of any mineral, or that we will discover them if they exist. If we are unable to find reserves of valuable minerals or if we cannot remove the minerals because we either do not have the capital to do so, or because it is not economically feasible to do so, then we may cease operations and our stockholders may lose their investment.

We intend to seek out prospective mineral exploration properties by retaining the services of professional mining geologists to be selected. As of the date of this prospectus, we have not selected a geologist. We are initially focusing our exploration efforts in the Province of Newfoundland and Labrador, but we will also consider exploration opportunities elsewhere in North America.
The breakdown of estimated times and dollars contained in the Use of Proceeds section and in the Plan of Operation section of this prospectus was made by Fidel Thomas. While Mr. Thomas does not have any formal training in the area of exploration, he believes he has sufficient knowledge of exploration to direct our administrative actions.

If our directors decide not to proceed with the exploration of the Paradise River Property, we intend to continue to acquire additional mineral properties for exploration. Any mineral property to be considered for acquisition will require due diligence by our management. Due diligence would likely include purchase investigation costs such as professional fees charged by consulting geologists, preparation of geological reports on properties, title searches and travel costs associated with on-site inspections. During this period, we would also need to maintain our periodic filings with the appropriate regulatory authorities and will incur legal and accounting costs. In the event that our available capital is insufficient to acquire an additional mineral property and sustain minimum operations, we will need to secure additional funding.

We anticipate that any additional funding that we require will be in the form of equity financing from the sale of our common stock. There is no assurance, however, that we will be able to raise sufficient funding from the sale of our common stock. The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated. We do not have any arrangements in place for any future equity financing. If we are unable to secure additional funding, we may cease or suspend operations. We have no plans, arrangements or contingencies in place in the event that we cease operations.

We presently have no known reserves of any type of mineral.

PARADISE RIVER PROPERTY

On October 8, 2010, we acquired from our attorney (who is also the son of our controlling shareholder) a 100% interest in the Paradise River Property: two non-contiguous mineral exploration licenses comprising 19 claims located along southeastern coastal Labrador, approximately 13 kilometers northeast of the community of Charlottetown in Labrador, Canada, having a total area of 475 hectares (1,174 acres). The mineral licenses underlying the Paradise River Property are registered with the Government of Newfoundland and Labrador and are presently in good standing. The closing of the acquisition took place on December 17, 2010. The total cost of the acquisition was $10,000 CAD.

All the available mineral rights adjacent to the Paradise River Property are owned by Eagleridge Resources Inc. of Newfoundland, a competitor company with whom we do not have any affiliation or other relationship. It is very likely that we would be unable to expand the Paradise River Property to the surrounding area, if we wanted to do so. Our exploration of the Paradise River Property will therefore be limited to our current mineral claims and any commercially producible mineral deposits that may be located within them.

Mineral property exploration is typically conducted in phases. Each subsequent phase of exploration work is recommended by a geologist based on the results from the most recent phase of exploration. We have not yet commenced the initial phase of exploration on the Paradise River Property. Upon completion of each phase of exploration, we will make a decision as to whether or not we will proceed with each successive phase based upon the analysis of the results of that program. Our board of directors will make this decision based upon the recommendations of an independent geologist who will oversee the program and record the results.

We plan to conduct appropriate exploration work on the Paradise River Property in order to determine whether it contains any commercially exploitable reserves of valuable minerals. There can be no assurance that commercially producible reserves of valuable minerals exist on the Paradise River Property, or that we will discover them, if they exist. If we are unable to find reserves of valuable minerals or if we cannot remove the minerals because we either do not have the capital to do so, or because it is not economically feasible to do so, then we will abandon our interest in the Paradise River Property.

Even if Phase I of our proposed exploration program identifies high priority geological targets suitable for a Phase II diamond drilling program, we will need to raise additional funding to finance the Phase II drilling program and any additional drilling and engineering studies that are required before we will know if we have commercially exploitable reserves of valuable minerals. We anticipate that any additional funding that we require will be in the form of equity financing from the sale of our common stock. There is no assurance, however, that we will be able to raise sufficient funding from the sale of our common stock. The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated. We do not have any arrangements in place for any future equity financing. If we are unable to secure additional funding, we may cease or suspend operations. We have no plans, arrangements or contingencies in place in the event that we cease operations.

MINERAL CLAIMS

The Paradise River Property consists of two non-contiguous mineral exploration licenses comprising a total of 19 claims having a total area of 425 hectares (mineral rights license numbers 018059M and 018061M), wholly owned by us. We hold all of our mineral titles free and clear of any encumbrances or liens.

The following table sets out all the mineral exploration licenses that currently compose the Paradise River Property.

--------------------------------------------------------------------------------
MINERAL                                                              NATIONAL
EXPLORATION                                   NUMBER                 TOPOGRAPHIC
LICENSE                                       OF              AREA   SERIES MAP
NUMBER       LICENSEE HOLDER                  CLAIMS     (HECTARES)  SHEET
--------------------------------------------------------------------------------
    018059M  Northridge Ventures Inc. (100%)      10           250   13H/05
    018061M  Northridge Ventures Inc. (100%)       9           225   13H/05
--------------------------------------------------------------------------------
             TOTALS                               19           475
                                                      (1,174 acres)
================================================================================

Our mineral exploration licenses entitle us to explore the claims composing the Paradise River Property subject to the laws and regulations of the Province of Newfoundland and Labrador. Title to mineral claims are issued and administered by the Mineral Lands Division of the Ministry of Natural Resources, and title must comply with all provisions under the Mineral Act of Newfoundland and Labrador.

Under Newfoundland law, our mineral licenses may be held for one year after the date of Issuance Date, and thereafter from year to year if, on or before the anniversary date, we perform assessment work on the underlying claims having a minimum value of not less than C$200 per claim in the first year, C$250 per claim in the second year, and C$300 per claim in the third year. If we are unable to complete the assessment work required to be done in any twelve month period, we can maintain our claims in good standing by posting a cash security deposit for the amount of the deficiency. When the deficient work is completed and accepted the security deposit will be refunded. Otherwise, the security deposit will be forfeited. If we do not comply with these maintenance requirements, then we will forfeit our claims at the end of the anniversary date for each respective claim. All of our claims are presently in good standing.

GLOSSARY OF TECHNICAL TERMS

The following are the definitions of certain technical and geological terms used in this Prospectus:

AMPHIBOLITE: A dark-colored metamorphic rock of mafic composition consisting mainly of the minerals hornblende and plagioclase.

ANORTHOSITE: A granular plutonic rock composed largely of labradorite or a more calcic feldspar.

ARCUATE:  Curved or bent.

CALC-SILICATE: pertaining to a rock or mineral that is predominantly composed of calcium, silicon, and oxygen.

CU:  The chemical symbol for Copper.

ESKERS: A long, narrow ridge of coarse gravel deposited by a stream flowing in or under a decaying glacial ice sheet.

FLUVIOGLACIAL: Pertaining to the meltwater streams flowing from wasting glacier ice and esp. To the deposits and landforms produced by such streams, as kame terraces and outwash plains; relating to the combined action of glaciers and streams.

FOLIATED: Of a planar structure or any planar set of minerals in metamorphic rocks that formed from direct pressure during deformation.

GABBRO: Coarse grained mafic intrusive rock composed mainly of plagioclase and pyroxene.

GABBROIC:  Having the quality of gabbro.

GNEISS: A layered or banded crystalline metamorphic rock, the grains of which are aligned or elongated into a roughly parallel arrangement.

GRANITE: An igneous (formed from molten material) rock that solidified within the Earth's crust and is principally composed of quartz, feldspar, and biotite.

GRANITIC:  See Granitoid.

GRANITOID:  Pertaining to or composed of granite.

GRANODIORITE: a particular type of igneous rock, composed essentially of the minerals quartz and sodium-rich feldspar.

INTRUSION:  A mass of rock that has been forced into or between other rocks.

INTRUSIVE: A body of igneous rock formed by the consolidation of magma intruded into other rocks, in contrast to lavas, which are extruded upon the surface.

K-FELDSPAR: A type of feldspar containing potassium, an essential mineral in granites.

LEUCOGABBRONORITE: A type of gabbro which contains the mafic minerals clinopyroxene (Ca-Mg rich silicate) and orthopyroxene (Mg-rich silicate).

LITHOSTRUCTURAL:  Geological.

MAFIC: Pertaining to or composed of the ferromagnesian rock-forming silicates, said of some igneous rocks and their constituent minerals.

MEGACRYSTIC: Of or having the quality of a coarse single crystal (discrete nodule).

METAGABBRO: A dark hard intrusive igneous rock that has been altered by heat and/or pressure below the earth's surface

METASEDIMENTARY: Having the quality of a sediment or sedimentary rock that shows evidence of having been subjected to metamorphism.

MIGMATITIZCD: Having the quality of a composite rock composed of igneous or igneous-appearing and metamorphic materials that are generally distinguishable megascopically.

MONZONITE: A granular plutonic rock containing approximately equal amounts of orthoclase and plagioclase, and thus intermediate between syenite and diorite.

NORITE: An intrusive rock similar to gabbro but containing an orthopyroxene (hypersthene) as the dominant mafic mineral.

ORTHOGNEISS: Gneiss formed by squeezing (deformation and usually some recrystallization) of a granitic igneous plutonic rock.

PELITIC: A fine-grained sedimentary rock composed of more or less hydrated aluminum silicates with which are mingled small particles of various other minerals.

PROTOLITH:  the precursor lithology of a metamorphic rock.

PSAMMITIC:  Of or having the quality of fine-grained, clayey sandstone.

QUARTZITE: A very hard, clean, white metamorphic rock formed from a quartz arenite sandstone.

SULPHIDE: minerals in which the metallic elements are chemically bound to sulphur.

HISTORY OF THE CLAIMS

Early knowledge of the area is based mainly on descriptions of coastal localities and 1:500000 scale reconnaissance mapping and mineral exploration of the interior. More recently, complete aeromagnetic coverage and lake-sediment geochemical data have become available for the region.

Geological mapping at 1:100,000 scale, as a 5-year Canada - Newfoundland joint project aimed at mapping an 80 km coastal fringe of the Grenville Province in southern Labrador, was carried out from 1984 to 1987 by the Newfoundland and Labrador Geological Survey. Further studies conducted between 1986 and 1994 used U -Pb geochronology to directly determine the age of deformation within the zones developed throughout the region.

The earliest reported exploration activity in the area includes intermittent work carried out by the British Newfoundland Exploration Company (BRINEX). Initial geological mapping and mineral potential evaluation was carried out in 1954, which resulted in a favorable recommendation of the area for Ti, Cu, Ni and Au mineralization. In 1959, airborne magnetic and electromagnetic surveys were flown, and a combined geological, lake sediment geochemical, ground electromagnetic and prospecting program was undertaken in 1965. Active interest by BR1NEX ceased after further reconnaissance geological mapping in 1966.

Spurred on by the mineral exploration staking rush following the Voisey's Bay discovery, the area has seen mineral exploration during the late 1990s. Consolidated Viscount Resources Ltd and Consolidated Magna Ventures Limited completed some detailed exploration work in the area. Detailed work was completed during 1995 and 1996 over this area, and included prospecting, geological mapping, geochemical sampling, grid establishment and geophysics.

LOCATION AND ACCESS

The Paradise River Property is located approximately 22 km west-southwest of the abandoned community of Paradise River, and 50 km southwest of the community of Cartwright. Our mineral licenses lie within National Topographic Series map sheet 13H/05.

The Paradise River Property is approximately 17 km from tidewater. Cartwright, located 225 km east of the town of Happy Valley - Goose Bay, has a gravel air strip for scheduled air traffic, and is serviced by chartered float plane and scheduled coastal boat traffic during ice free months (June to October). The town has a motel, and some supplies and services can be procured there.

The Paradise River claims are accessible by helicopter for the purpose of an initial property assessment. Lodging and meals could be support from the community of Cartwright, or from a cabin in the vicinity of Paradise River. The Trans Labrador Highway passes east of Paradise River, and at its closest point is 11.5 km from the property.

TOPOGRAPHIC AND PHYSICAL ENVIRONMENT

The area is moderately to openly forested and underlain by a thick layer of muskeg and Caribou moss. The property area is drained by several intermittent bogs and streams which flow into the Eagle and Paradise Rivers. The topography of the area is relatively flat to locally rugged, with elevations ranging from 100 to 300 meters above sea level.

The claims are located with in the Paradise River ecoregion, classified as having a maritime mid-boreal ecoclimate, with its forests dominated by closed stands of balsam fir and black spruce. The region is dominated by northwest trending (locally northeast-trending in the Paradise River area) lakes and bays which mimic the structural grain of the bedrock. Relief is locally rugged, with elevations reaching 300m above sea level. The area is heavily wooded, with some open barren areas on ridges and hilltops.

Composed of granites, gneisses, and gabbroic intrusive rocks, this area is rough and undulating with deeply dissected coastal margins. Its surface rises rapidly from the sea coast to elevations of about 300 masl, and is covered with sandy morainal deposits of variable thickness. Fluvioglacial deposits are sporadically distributed in the form of eskers and river terraces.

The general area is marked by cool, rainy summers and cold winters. The mean annual temperature is approximately 1 C. The mean summer temperature is 11.5 C and the mean winter temperature is -9 C. The mean annual precipitation ranges 800-1100 mm.

REGIONAL GEOLOGY

The Paradise River Property is located within the Grenville Province, south eastern Labrador, and straddles three major lithostructural terranes: Hawke River, Lake Melville and Mealy Mountains. The Lake Melville terrane is an arcuate belt up to about 60 km wide, but tapering to a much narrower, more highly deformed region toward the southeast.

The main rock types in the Lake Melville terrane are granitoid orthogneisses grading into less migmatized equivalents (1677 +16/-15 Ma), and K-feldspar megacrystic granitoid rocks (1678 +/- 6 Ma). Metasedimentary gneiss forms a high proportion of the Lake Melville terrane, with pelitic and psammitic gneisses most common, but with minor quartzite and calc-silicate units present. The pelitic-psammitic gneisses commonly grade into metasedimentary diatexite. There is a close spatial association between K-feldspar megacrystic granitoid rocks and pelitic metasedimentary gneiss.

Layered mafic intrusions are a key feature of the Lake Melville terrane and mostly concentrated close to the leading (north) edge of the terrane. The rocks include anorthosite, norite, gabbro, and monzonite. A unit unique to the Lake Melville terrane is the Alexis River anorthosite. This severely deformed, distinctive layered intrusive body of anorthosite and leucogabbronorite forms an excellent marker unit, which, despite being less than 5 km wide is traceable along strike for over 150 km.

LOCAL GEOLOGY

The Paradise River property is located two kilometers west of a major thrust fault, which is one of a series of thrust faults associated with the contact of the Lake Melville and Hawke River Terranes. Structures in the property area define a consistent north to northeast trend associated with deformation along a north directed thrust fault two kilometers to the east of the property. The fault is one of a series of faults associated with the boundary between the Lake Melville and Hawke River terranes. Several smaller-scale thrust faults are associated with the boundary of the two terranes in the Crooked Lake area and to the north.

The consistent north trending lineations, fold axes and gneissosities in the Crooked Lake area suggest that deformation associated with regional thrusts zones is penetrative and that fabrics have been structurally rotated along north to northwest-trending axes. Strongly lineated granite outcrops in the area is likely related to deformation along the thrust fault to the east of the property.

The property is underlain by metasedimentary gneiss, including pelitic and psammitic components, granodiorite and granite gneiss, foliated granodiorite, amphibolite and metagabbro.

EXPLORATION PROGRAM

Our management intends to explore the Paradise River Property for commercially producible deposits of nickel, copper and uranium. We intend to implement a two-phase exploration program to further evaluate the property. An estimated budget for our exploration program is set out in the following table:

--------------------------------------------------------------------------
PHASE I
--------------------------------------------------------------------------

Geologist, sampling and mapping supervision                       $  2,700
Geological assistant                                              $  1,500
Rock, stream sediment and till sampling                           $  2,500
Room and board lodging in Charlottetown                           $  1,000
Transportation from Goose Bay to project area                     $ 13,500
Permits, fees, filings, insurance and other administrative items  $  1,000
Reports and maps                                                  $  1,000
Overhead                                                          $  3,480
--------------------------------------------------------------------------

TOTAL PHASE I COSTS:                                              $ 26,680
--------------------------------------------------------------------------

PHASE II
--------------------------------------------------------------------------

Diamond Drilling and Core Sampling                                $170,000
Overhead                                                          $ 25,500
--------------------------------------------------------------------------

TOTAL PHASE II COSTS:                                             $195,500
--------------------------------------------------------------------------

TOTAL PROGRAM COSTS:                                              $221,180
==========================================================================

Actual project costs may exceed our estimates.

The Phase I field program for 2011 is intended to allow for more effective assessment of past work, geological targets and geophysical anomalies. An expanded geological mapping and geological sampling program will cover previously established grid areas, as well as other prospective sites that may be developed to delineate either base metals or industrial minerals.
Geochemical sampling would include rock, stream sediment and till sampling. Several airborne electromagnetic anomalies will be re-verified on the ground and mapped for size and extent.

If the results of the Phase I exploration program identify claim positions for which there is sufficient indication of economic geological value to support further exploration ("high priority targets"), we will implement a Phase II diamond drilling program to follow-up such high priority targets. Phase II would include 800 to 1,000 metres of drilling, mobilized to the nearest road by truck, and helicopter supported from that point. Subject to financing, we expect Phase II to be completed later in 2011, or during 2012.

We have sufficient capital to complete Phase I of our exploration program, but we have insufficient funds to begin Phase II. The proceeds from this offering will not be sufficient to fund Phase II. If Phase I of our exploration program identifies high priority targets for further exploration in Phase II, then we will be required to raise additional financing to fund Phase II.

Both Phases of our proposed exploration program will be conducted under the supervision and direction of an independent consulting geologist, who will determine all protocols and procedures to be followed. We do not intend to engage the services of a geologist in respect of our exploration program until June 2011.

We anticipate that any additional funding that we require will be in the form of equity financing from the sale of our common stock. There is no assurance, however, that we will be able to raise sufficient funding from the sale of our common stock. The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated. We do not have any arrangements in place for any future equity financing. If we are unable to secure additional funding, we will cease or suspend operations. We have no plans, arrangements or contingencies in place in the event that we cease operations.

MANAGEMENT EXPERIENCE

Our officers and directors have no professional training or technical credentials in the exploration, development, or operation of mines. Consequently, we may not be able to recognize or take advantage of potential acquisition and exploration opportunities in the sector without the aid of qualified geological consultants. Moreover, with no direct training or experience, our executive officers may not be fully aware of the specific requirements related to working in this industry. They may make mistakes in their decisions and choices that could cause our operations and ultimate financial success to suffer irreparable harm.

GEOLOGICAL AND TECHNICAL CONSULTANTS

Since our officers and directors are inexperienced with exploration, we intend to retain qualified persons on a contract basis as needed to assist us with our exploration activities, including the survey, exploration, and excavation of the Paradise River Property. We do not presently have any verbal or written agreement regarding the retention of any such persons, and we do not intend to retain anyone until we have completed this offering.

COMPETITIVE FACTORS

The mining industry is highly fragmented and we will be competing with many other exploration companies looking for minerals. We are one of the smallest exploration companies and are an infinitely small participant in the mineral exploration business. While we generally compete with other exploration companies, there is no competition for the exploration of minerals from our claims.

We are a junior mineral exploration company. We compete with other junior mineral exploration companies for financing from a limited number of investors that are prepared to make investments in junior mineral exploration companies. The presence of competing junior mineral exploration companies may impact on our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors.

We will also be competing with other junior and senior mineral companies for available resources, including, but not limited to, professional geologists, camp staff, mineral exploration supplies and drill rigs.

LOCATION CHALLENGES

We do not expect any major challenges in accessing the Paradise River Property during the initial exploration stages.

PROPERTY INTERESTS AND MINING CLAIMS IN GENERAL

Mineral claims are subject to the same risk of defective title that is common to all real property interests. Additionally, mineral claims are self-initiated and self-maintained and therefore, possess some unique vulnerabilities not associated with other types of property interests. It is impossible to ascertain the validity of unpatented mining claims solely from an examination of the public real estate records and, therefore, it can be difficult or impossible to confirm that all of the requisite steps have been followed for location and maintenance of a claim. If the validity of a patented mining claim located in the United States is challenged by the Bureau of Land Management or the U.S. Forest Service on the grounds that mineralization has not been demonstrated, the claimant has the burden of proving the present economic feasibility of mining minerals located thereon. Such a challenge might be raised when a patent application is submitted or when the government seeks to include the land in an area to be dedicated to another use.

REGULATIONS

Mining operations and exploration activities are subject to various national, state/provincial, and local laws and regulations in North America, which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters. In particular, our mineral exploration program for to the Paradise River Property is subject to the regulations of the Department of Natural Resources of the Province of Newfoundland & Labrador.

In the Province of Newfoundland and Labrador, any person who intends to conduct an exploration program must submit prior notice with a detailed description of the activity to the Department. An exploration program that may result in ground disturbance or disruption to wildlife habitat must have an Exploration Approval from the Department of Natural Resources before the activity can commence. Some exploration activities, such as bulk sampling and road construction, or activities in designated sensitive areas, may require registration for environmental assessment.

We will secure all necessary permits for exploration and, if development is warranted on the property, we will file final plans of operation before we start any mining operations. We believe that we are in compliance in all material respects with applicable mining, health, safety and environmental statutes and the regulations passed thereunder in the Province of Newfoundland and Labrador.

Our activities are also subject to various federal and state/provincial laws and regulations governing protection of the environment. These laws are continually changing and, in general, are becoming more restrictive. We intend to conduct business with a view to safeguarding public health and the environment and operating in compliance with applicable laws and regulations. We will generally be required to mitigate long-term environmental impacts by stabilizing, contouring, resloping and revegetating various portions of a site after mining and mineral processing operations are completed. These reclamation efforts will be conducted in accordance with detailed plans, which must be reviewed and approved by the appropriate regulatory agencies. Changes to current state/provincial or federal laws and regulations in North America could in the future require additional capital expenditures and increased operating and/or reclamation costs. Although we are unable to predict what additional legislation, if any, might be proposed or enacted, additional regulatory requirements could impact the economics of our projects.

With regard to the Paradise River Property, the only "cost and effect" of compliance with environmental regulations in Canada is returning the surface to its previous condition upon abandonment of the property. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

EMPLOYEES

We currently have no employees other than our officers and directors, who have not been paid for their services and will not receive compensation from the proceeds of this offering. We do not have any employment agreements with our officers or directors. We do not presently have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our officers or directors.

We do not intend to hire additional employees at this time. All of the work on the property will be conducted by unaffiliated independent contractors that we will hire, including a consulting geologist and a mining engineer. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The consulting geologist will evaluate the information derived from the exploration and excavation and the engineer will advise us on the economic feasibility of removing the mineralized material.

DESCRIPTION OF PROPERTY

We have a 100% interest in 19 mineral claims comprising the Paradise River Property. This interest only relates to the right to explore for and extract minerals from the claims. We do not own any real property interest in the claims. We do not own or lease any property other than the Paradise River Property.

            MAP SHOWING THE LOCATION OF THE PARADISE RIVER PROPERTY



                                [GRAPHIC OMITED]



   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULT OF
                                   OPERATIONS

THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR PLAN OF OPERATION SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE RELATED NOTES. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS BASED UPON CURRENT EXPECTATIONS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS OUR PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. OUR ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A
RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS," "DESCRIPTION OF BUSINESS" AND ELSEWHERE IN THIS PROSPECTUS.

We have not earned revenue since inception and we do not anticipate earning any revenue until we obtain an interest in a property, find mineralized material, delineate an ore body, and begin removing and selling minerals. We presently have no proven or probable mineral reserves. There is no assurance that our mineral claims contain commercially exploitable reserves of valuable minerals. Since inception, we have suffered recurring losses and net cash outflows from operations, and our activities have been financed from the proceeds of share subscriptions and loans from management and non-affiliated third parties. We expect to continue to incur substantial losses to implement our business plan. We have not established any other source of equity or debt financing and there can be no assurance that we will be able to obtain sufficient funds to implement our business plan. As a result of the foregoing, our auditors have expressed substantial doubt about our ability to continue as a going concern. If we cannot continue as a going concern, then our investors may lose all of their investment.

EXPLORATION OF THE PARADISE RIVER PROPERTY

Phase I of our proposed exploration program for the Paradise River Property will consist of expanded geological mapping, and geochemical sampling that will cover previously established grid areas, as well as other prospective sites that may be developed to delineate either base metals or industrial minerals.
Geochemical sampling will include rock, stream sediment and till sampling. Several airborne electromagnetic anomalies will be re-verified on the ground and mapped for size and extent. If Phase I develops any high priority targets for further exploration, then we will proceed with Phase II of the proposed exploration program, consisting of 800 to 1000 metres of diamond drilling, mobilized to the nearest road by truck, then helicopter-supported from that point. We anticipate that Phase I will cost approximately $26,680 while Phase II would cost approximately $195,500. To date, we have not commenced exploration on the Paradise River Property.

We expect that Phase I of our exploration program will be concluded by August 1, 2011. During Phase I we will retain a consulting geologist to review all past exploration data relating to the Paradise River Property and plot relevant information on a map. This is known as geological mapping. Based on this mapping, the geologist will choose property areas that are most likely to host economic mineralization. He will then conduct a sampling program focusing on these property areas by gathering rock and soil samples from the identified areas that appear to contain mineralization. The samples will be sent to a laboratory for mineral analysis. By August 31, 2011, we should receive the results of the sample analysis and be able to determine which property areas, if any, contain significant mineralization.

If the results of Phase I warrant further exploration, we plan to commence Phase II of the exploration program in September 2011. Phase II will take approximately three months to complete and will consist of using heavy equipment to drill up to five holes to a depth of 200 meters. Drilling locations will be determined by analyzing the results of the Phase I sampling program. Cylinders of rock will be removed from the drill holes and sent to a laboratory for mineral analysis. Results will indicate the presence of any minerals below the property surface.

If Phase I of our exploration program identifies high priority targets for further exploration in Phase II, then we will be required to raise additional financing to fund Phase II. Subject to financing, we expect to complete Phase II within 12 months of obtaining our Phase I results.

Our executive officers will only be devoting approximately 10 hours per week of their time to our business. We do not foresee this limited involvement as negatively impacting our company over the next 12 months because all exploratory work will be performed by an outside consultant. If, however, the demands of our business require more time of our officers, such as raising additional capital or addressing unforeseen issues with regard to our exploration efforts, they are prepared to adjust their timetables to devote more time to our business. They may, however, not be able to devote sufficient time to the management of our business, as and when needed.

MINERAL  PROPERTY  ACQUISITION

If we are successful in selling all the offered shares, we intend to pay up to $10,000 for the acquisition of additional mineral exploration rights. Such rights will likely be in the form of an option on patented or unpatented mineral claims prospective for precious metals or ore minerals in North America. We intend to acquire the mineral rights within six months if the completion of this offering.

Upon acquiring the additional mineral exploration rights, we will require further funding to explore the underlying claims to determine if they contain commercially producible quantities of precious metals or ore minerals. We will be unable to estimate the cost of such exploration until we know the size and location of the property underlying our mineral rights. We expect that such exploration costs will typically consist of fees to be paid for consulting services connected with exploration, the cost of rock sampling (the collection of a series of small chips over a measured distance, which is then submitted for a chemical analysis, usually to determine the metallic content over the sampled interval, a pre-determined location(s) on the property), and cost of analyzing these samples.

If we discover significant quantities of precious metals or mineral ores on the property underlying our mineral rights, we will begin technical and economic feasibility studies to determine if we have reserves. We will not be able to estimate the cost of such feasibility studies until we know the size and location of the property. We will only consider developing the property if we have proved reserves of precious metals or mineral ores that can be profitably extracted.

Any work that would be conducted on a property will be conducted by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

We do not have any verbal or written agreement regarding the retention of any qualified engineer or geologist for our exploration program.

We do not have plans to purchase any significant equipment or to hire any employees during the next 12 months, or until we have proved reserves.

FINANCING

The proceeds from this offering will first be applied to pay for offering expenses and then to repay debt of $70,000 owing to unaffiliated third parties. Included in this debt is a secured loan for $54,000 that accrues interest at the rate of 20% on the unpaid balance, calculated semi-annually. If we sell only the minimum number of offered shares, we will only pay the offering expenses and retire our debt; we will not have sufficient proceeds to fund mineral exploration or the acquisition of any additional mineral rights. If we sell the maximum number of offered shares, we will have sufficient proceeds to fund Phase I of our proposed mineral exploration program and acquire additional mineral exploration rights.

If we are unable to sell all of the offered shares, we will be required to obtain additional financing to fund our proposed exploration program for the Paradise River Property, and the acquisition of additional mineral properties. We anticipate that the required funding will be in the form of equity financing from the sale of our common stock. There is no assurance, however, that we will be able to raise sufficient capital from the sale of our common stock. The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated. Therefore any debt financing of our acquisition or exploration activities may be very costly and result in substantial dilution to our stockholders.

We have received a conditional funding commitment from Fahrinsland Capital LLC to fund Phase I of our proposed exploration program for the Paradise River Property in exchange for a note for the principal amount of indebtedness that would accrue interest at the rate of 20% per annum and would be convertible at the rate of $0.001 per share, plus an up-front financing fee of 10% of the principal loan. We do not have any other funding commitments or arrangements. If we are unable to obtain additional funding, we will cease or suspend operations. We have no plans, arrangements or contingencies in place in the event that we cease operations.

NO OPERATING HISTORY

We have only just changed our business to mineral exploration. We have no operations upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of properties we may secure, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we will be required to conduct research and exploration of our properties before we start exploration.

We have no assurance that future financing will be available to us on acceptable terms, or at all. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

RESULTS OF OPERATIONS

We have not earned any meaningful revenue since inception on March 18, 2003. We do not anticipate earning revenue until such time as we have entered into commercial production of the Paradise River Property. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable reserves of valuable minerals on the Paradise River Property, or that if such resources are discovered that we will commercially produce them.

We posted an operating loss of $75,353 for the three months period ending November 30, 2010, due primarily to professional fees, consulting fees, the acquisition of our mineral property and interest expenses. This was an increase from the operating loss of $1,006 for same period in the previous fiscal year.

The operating loss for the six months period ending November 30, 2010 increased from $17,425 for the same period in the previous fiscal year to $97,336 due primarily to the increased professional fees, consulting fees, the acquisition of mineral property and interest expenses.

LIQUIDITY AND CAPITAL RESOURCES

As of November 30, 2010, we had total assets of $48,479, comprised of $4,584 in cash and $43,895 in prepaid expenses. This is an increase from $23,557 in total assets as of May 31, 2010. The increase was attributable to financing activities completed in October 2010.

As of November 30, 2010, our total liabilities increased to $62,567 from $6,309 as of May 31, 2010. This increase primarily resulted from unpaid professional fees and transfer agent costs.

On October 8, 2010, we secured a loan of $54,000 from an unaffiliated third party at an interest rate of 20% on the unpaid balance, calculated semi-annually. The loan and all accrued interest are due and payable on October 8, 2011. We may pay all or part of the loan at any time before the due date.
As of November 30, 2010, the Loan has accrued $1,800 in interest. We have not made any payment in respect of the Loan.

On October 11, 2010, we completed a private placement of 13,200,000 shares of our common stock at a price of $0.005 per share to a controlling shareholder for total cash proceeds of $66,000.

Our business is in the early stages of development. We have not generated revenue since the date of inception. As a result of recent financing activity, we presently have sufficient working capital to maintain our present level of operations for the next 12 months and to complete Phase I of our proposed exploration program, but not Phase II. We will require additional funding in order to complete Phase II of our exploration program.

We anticipate that any additional funding that we require will be in the form of equity financing from the sale of our common stock. There is no assurance, however, that we will be able to raise sufficient funding from the sale of our common stock. The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated. We do not have any arrangements in place for any future equity financing. If we are unable to secure additional funding, we will cease or suspend operations. We have no plans, arrangements or contingencies in place in the event that we cease operations.

We will be required to pursue sources of additional capital through various means, including joint venture projects and debt or equity financings. Future financings through equity investments are likely to be dilutive to existing stockholders. Also, the terms of securities we may issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences, superior voting rights, and the issuance of warrants or other derivative securities, which may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition.

Our ability to obtain needed financing may be impaired by such factors as the capital markets, both generally and specifically in the renewable energy industry, and the fact that we have not been profitable, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenue from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

There is no assurance that we will be able to obtain financing on terms satisfactory to use, or at all. We do not have any arrangements in place for any future financing. If we are unable to secure additional funding, we may cease or suspend operations. We have no plans, arrangements or contingencies in place in the event that we cease operations.

                               LEGAL PROCEEDINGS

No director, person nominated to become a director, executive officer, promoter or control person of Northridge Ventures Inc. has, during the last ten years:
(i) been convicted in or is currently subject to a pending a criminal proceeding (excluding traffic violations and other minor offenses); (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking or commodities laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto.

                        DIRECTORS AND EXECUTIVE OFFICERS

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, age and position of each of our directors and officers is set forth below:

--------------------------------------------------------------
NAME             POSITION                                  AGE
--------------------------------------------------------------

Fidel Thomas     President, CEO, Treasurer                  45

Caroline Rechia  Secretary and a director                   40
==============================================================

The mailing address for our officers and directors is 2325 Hurontario Street, Suite 204, Mississauga, Ontario L5A 4K4.

Fidel Thomas was appointed our President, Chief Executive Officer and Treasurer on March 10, 2011. Mr. Thomas has been an independent consultant to the mining industry since 2003, primarily in the areas of corporate finance and communications. His clients have included numerous private and publicly held mineral exploration companies, including Westminster Resources Ltd., Oro Gold Resources Ltd., West Timmins Mining Inc. and Minco Gold Corporation. Since 2009, Mr. Thomas has been the Director of physical bullion sales for Jutland Capital Management Ltd., a Canadian fixed income manager with specialization in currencies and distressed debt. From 2007 to 2009, Mr. Thomas was the President, Secretary, Treasurer and a director of Pickford Minerals Inc., a mineral exploration company. From 2007 to 2010 he was also the President, Treasurer, Secretary and a director of Castmor Resources Ltd., a mineral exploration company. Originally, an actor, screen-writer and director, Mr. Thomas was active in the Canadian entertainment industry from 1997 to 2002, through his production company, Inner Vision Images Motion Picture Corp., and later, as an officer and director of AMP Productions, Ltd. from 2003 to 2007. Mr. Thomas received a Bachelor of Sociology from the University of East London in September, 1994. He earned a Diploma in Media Practice from the University of Central London in 1998. In 2007, he successfully completed a mining professional development course at the Norman B. Keevil Institute of Mining Engineering at the University of British Columbia. Mr. Thomas's experience with corporate communications and capital-raising within the context of mineral exploration is expected to assist Northridge Ventures to implement its new business model.

Caroline Rechia has served as a director and Secretary of Northridge Ventures from our inception on March 17, 2003. From 2008 through December 2010, she also held the offices of President, Chief Executive Officer and Treasurer. Ms. Rechia has been an independent web-designer since 2005. From 2001 to 2005, she was employed as a systems analyst by Chalk Media Corp., a privately held company based in Vancouver, British Columbia, that creates custom learning and marketing campaigns for corporations through rich media content, strategic design and targeted delivery. From 2000 to 2001, Ms. Rechia provided usability testing services to THINQ Learning Solutions, Inc., a privately held company headquartered in Baltimore, with operations in the United States, Canada and the U.K. that provides enterprise learning management tools to corporations and government agencies. Ms. Rechia received a Bachelor of Arts from the University of Toronto in 1994. She presently devotes approximately 6 hours a week to our business. Ms. Rechia was a controlling shareholder of Northridge Ventures until October 2010.

We do not anticipate that any conflict of interest will arise with respect to Mr. Thomas' concurrent involvement with Jutland Metals Ltd. or his other business activities. Our directors do not have and will not accept any employment with any enterprise that may conflict with their duties to Northridge Ventures Ltd.

INVOLVEMENT  IN  CERTAIN  LEGAL  PROCEEDINGS

During the past ten years none of our directors, executive officers, promoters or control persons have:

(1) had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(2) been convicted in a criminal proceeding or subject to a pending criminal proceeding;

(3) been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(4) been found by a court of competent jurisdiction in a civil action, the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

COMMITTEES  OF  THE  BOARD

All proceedings of the board of directors for the fiscal year ended May 31, 2010 were conducted by resolutions consented to in writing by our board of directors and filed with the minutes of the proceedings of our board of directors. Northridge does not have nominating, compensation or audit committees or committees performing similar functions nor does our company have a written nominating, compensation or audit committee charter. Our board of directors does not believe that it is necessary to have such committees because it believes that the functions of such committees can be adequately performed by the board of directors.

Northridge does not have any defined policy or procedure requirements for stockholders to submit recommendations or nominations for directors. The board of directors believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. We do not currently have any specific or minimum criteria for the election of nominees to the board of directors and we do not have any specific process or procedure for evaluating such nominees. The board of directors will assess all candidates, whether submitted by management or stockholders, and make recommendations for election or appointment.

A stockholder who wishes to communicate with our board of directors may do so by directing a written request addressed to our President, Caroline Rechia, at the address appearing on the first page of this registration statement.

AUDIT  COMMITTEE  FINANCIAL  EXPERT

We do not have a standing audit committee. Our directors perform the functions usually designated to an audit committee. Our board of directors has determined that we do not have a board member that qualifies as an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K, nor do we have a board member that qualifies as "independent" as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and as defined by Rule 4200(a)(14) of the NASD Rules.

We believe that our board of directors is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. Our board of directors does not believe that it is necessary to have an audit committee because management believes that the functions of an audit committee can be adequately performed by the board of directors. In addition, we believe that retaining an independent director who would qualify as an "audit committee financial expert" would be overly costly and burdensome and is not warranted in our circumstances given the stage of our development and the fact that we have not generated any positive cash flows from operations to date.

As we generate revenue in the future, we intend to form a standing audit committee and identify and appoint a financial expert to serve on our audit committee.

INDEMNIFICATION

Under our Articles of Incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of her position, if she acted in good faith and in a manner she reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which she is to be indemnified, we must indemnify her against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the SEC, indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

                             EXECUTIVE COMPENSATION

To date we have no employees other than our officers and director. No compensation has been awarded, earned or paid to our officers and directors. There are no stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers or directors. We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

We  have  no  employment  agreements  with  our  officers.

There is no arrangement pursuant to which any of our directors has been or is compensated for services provided as a director.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 18, 2010, information concerning ownership of our securities by (i) each director, (ii) each executive officer,
(iii) all directors and executive officers as a group; and (iv) each person known to us to be the beneficial owner of more than five percent of each class:

The number and percentage of shares beneficially owned includes any shares as to which the named person has sole or shared voting power or investment power and any shares that the named person has the right to acquire within 60 days.

--------------------------------------------------------------------------------
                                                            Beneficial Ownership
                                                             Common   Percentage
Name of Beneficial Owner                                     Shares     of class
--------------------------------------------------------------------------------
Caroline Rechia                                             250,000           2%
--------------------------------------------------------------------------------
Fidel Thomas                                                      -           -
--------------------------------------------------------------------------------
All directors and executive officers, as a group            250,000           2%
================================================================================
Gisela Mills                                             13,500,000          96%
--------------------------------------------------------------------------------
All beneficial owners of more than 5% of the             13,500,000          96%
Company's common stock, as a group
================================================================================

The mailing address for all directors, executives officers and beneficial owners of more than 5% of our common stock is 2325 Hurontario Street, Suite 204, Mississauga, Ontario L5A 4K4.

Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. For purposes hereof, a person is considered to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof, upon the exercise of warrants or options or the conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that any such warrants, options or convertible securities that are held by such person (but not those held by any other person) and which can be exercised within 60 days from the date hereof, have been exercised.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On October 8, 2010, we acquired a 100% interest in two non-contiguous mineral exploration licenses (license numbers 017985M and 017987M) comprising 17 claims located along south-eastern coastal Labrador, approximately 13 kilometers northeast of the community of Charlottetown in Labrador, Canada, having a total area of 425 hectares (1,054.8 acres). The closing of the acquisition took place on December 17, 2010. We paid our attorney CAD$10,000 to acquire the mineral licenses on our behalf and then transfer them to us.

During the quarter ended November 30, 2010, the Company paid aggregate legal fees of $39,926 plus a retainer of $15,602 to our attorney.

Our attorney is the son of Gisela Mills, our majority stockholder. Except as one of our stockholders, Mrs. Mills did not receive any benefit from the acquisition or the transfer of the mineral licenses or any other payment to our attorney.

On October 11, 2010, we sold 13,200,000 shares of our common stock to Gisela Mills, who was one of our controlling stockholders at the time of the sale, for cash consideration of $66,000.

                              PLAN OF DISTRIBUTION

We are offering the right to subscribe for up to 24,000,000 shares of our common stock at the offering price of $0.005 per share, subject to a 15,000,000 share minimum. We are offering the shares on a self-underwritten, best-efforts basis directly through our President and director, Caroline Rechia, who will not receive any commission or other remuneration of any kind for selling shares in this offering, except for the reimbursement of actual out-of-pocket expenses incurred in connection with the sale of the common stock.

In connection with her selling efforts in this offering, Ms. Rechia will not register as broker-dealers pursuant to Section 15 of the Exchange Act, but rather will rely upon the "safe harbor" provisions of Rule 3a4-1 under the Exchange Act. Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer's securities. Ms. Rechia is not subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. Ms. Rechia will not be compensated in connection with her participation in this offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities, except for the reimbursement of actual out-of-pocket expenses incurred in connection with the sale of the common stock. Ms. Rechia is not, and has not been within the past 12 months a broker or dealer, or an associated person of a broker or dealer. At the end of this offering, Ms. Rechia will continue to primarily perform substantial duties for us or on our behalf otherwise than in connection with transactions in securities. Ms. Rechia has not and will not participate in selling an offering of securities of any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

In connection with this offering, Ms. Rechia will restrict her participation to the following activities:

1. preparing written communication and delivering such communication through the mails or other means that does not involve oral solicitation by Ms. Rechia of a potential purchaser;

2. responding to inquiries of a potential purchaser in a communication initiated by the potential purchaser; the content of such responses being limited to information contained in the registration statement on Form S-1 filed under the Securities Act of 1933, of which this prospectus forms a part; and

3. performing ministerial and clerical work involved in effecting any transaction.

Ms.  Rechia  will  not  purchase  any  of  the  offered  common  stock.

PENNY  STOCK  REGULATION

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, that:

- contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

- contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties;

- contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;

- contains a toll-free telephone number for inquiries on disciplinary actions

- defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

- contains such other information and is in such form (including language, type, size, and format) as the Commission shall require by rule or regulation.

The broker-dealer also must provide the customer with the following, prior to proceeding with any transaction in a penny stock:

-    bid and offer quotations for the penny stock;

- details of the compensation of the broker-dealer and its salesperson in the transaction;

- the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

- monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

TERMS  OF  SALE  OF  THE  SHARES

This offering is being made on a best efforts basis. No subscriptions will be accepted until the minimum offering is subscribed. Once accepted, subscriptions are irrevocable and cannot be withdrawn by the subscriber. Proceeds from this offering will not be deposited into an escrow, trust or similar account, but will instead be deposited in a separate bank account under our name at the Canadian Imperial Bank of Commerce of Toronto, Ontario, administered by our board of directors. If the minimum offering is not completed within 90 days, all funds will be promptly returned to subscribers without interest or deductions. Subscriptions may be accepted or rejected for any reason or for no reason. This offering will remain open until the earlier of the date that all shares offered in this offering are sold and 120 days after the date of this prospectus; provided that, the minimum subscription is sold within 90 days. We may cease our selling efforts at any time for any reason whatsoever.

Any change in the material terms of this offering after the effective date of this prospectus will terminate the original offer and will entitle any subscribers to a refund of their investment. Material changes include the following: an extension of the offering period beyond the 120 days currently contemplated; a change in the offering price; a change in the minimum purchase amount; a change to allow sales to affiliates in order to meet the minimum sales requirement; a change in the minimum amount of proceeds required to release funds from escrow; and, a change in the application of proceeds. If there is a change in the material terms of this offering, any new offering may be made by means of a post-effective amendment.

METHOD  OF  SUBSCRIBING

Persons may subscribe by filling in and signing the subscription agreement, and delivering it, prior to the expiration date, to Northridge. The subscription price of $0.005 per share must be paid in cash or by check, bank draft or postal express money order payable to our order.

EXPIRATION  DATE

The offering will expire on the earlier of the date that all offered shares are sold and 120 days after the date of this prospectus. We shall terminate the offering 90 days from the date of this prospectus if we are unable to sell 15,000,000 of the offered shares during that period. There will be no extension of the offering period. We may terminate the offering at any time for any reason whatsoever.

                          DESCRIPTION OF CAPITAL STOCK

COMMON  STOCK

We are authorized to issue up to 800,000,000 shares of common stock, par value $0.0001 per share. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters submitted to a stockholder vote. Holders of our common stock do not have pre-emptive rights to purchase shares in any future issuance of our common stock. Our common stock does not carry any conversion rights and there are no redemption provisions.

Our common stock does not carry any cumulative voting rights. As a result, holders of a majority of the shares of common stock voting for the election of directors can elect all of our directors. At all meetings of stockholders, except where otherwise provided by statute or by our Articles of Incorporation or by our bylaws, the presence in person or by proxy duly authorized by holders of not less than twenty percent (20%) of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. A vote by the holders of a majority of our outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of our common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. There are no provisions for a sinking fund in respect of our common stock.

PREFERRED  STOCK

We are authorized to issue up to 200,000,000 shares of preferred stock, par value $0.0001 per share, in one or more classes or series as may be determined by our board of directors. Our board of directors may establish, from time to time, the number of shares to be included in each series, may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control.

No shares of our preferred stock are currently outstanding. The issuance of shares of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

ANTI-TAKEOVER  EFFECTS  OF  OUR  ARTICLES  OF  INCORPORATION  AND  BYLAWS

Our Articles of Incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of Northridge or changing its board of directors and management. According to our Articles of Incorporation and Bylaws, neither the holders of our common stock nor the holders of our preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of Northridge by replacing its board of directors.

NEVADA  ANTI-TAKEOVER  LAWS

BUSINESS COMBINATIONS

The "business combination" provisions of Sections 78.411 to 78.444, inclusive, of the NRS, prohibit a Nevada corporation with at least 200 stockholders from engaging in various "combination" transactions with any interested stockholder: for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or after the expiration of the three-year period, unless:

- the transaction is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or

- if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A "combination" is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an "interested stockholder" having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) 10% or more of the earning power or net income of the corporation.

In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

CONTROL  SHARE  ACQUISITIONS.

The "control share" provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, which apply only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation's stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation's disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become "control shares" and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters' rights.

TRANSFER  AGENT

Our transfer agent and registrar is Transfer Online Inc., located at 512 SE Salmon Street, Portland, OR 97214.

    DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                  LIABILITIES

Our directors and officers are indemnified as provided by the NRS, our Articles of Incorporation and our Bylaws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to our Articles of Incorporation or provisions of the Nevada Business Corporations Act, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether or not such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 LEGAL MATTERS

The validity of the shares of common stock offered by us was passed upon by Conrad C. Lysiak, Attorney and Counsellor at law in Spokane, Washington.

                                    EXPERTS

Our financial statements as of May 31, 2010 appearing in this prospectus and registration statement have been audited by Chang Lee LLP, Chartered Accountants, an independent registered public accounting firm and are included in reliance upon the report therein included, given on the authority of such firm as experts in auditing and accounting.

No expert named in the offering statement, nor any partner, officer, director or employee thereof, has a material interest in the issuer or any of its parents or subsidiaries or was connected with the issuer or any of its subsidiaries as a promoter, underwriter, voting trustee, director, officer or employee.

   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE

We have no disagreements with our auditor through the date of this prospectus.

                             AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. For a more complete description of matters involving us, please refer to our registration statement and each exhibit attached to it. Anyone may inspect the registration statement and exhibits and schedules filed with the SEC at its principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. In addition, we will file electronic versions of our annual and quarterly reports on the SEC's Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our stockholders unless requested by the individual stockholders.

                         INDEX TO FINANCIAL STATEMENTS

                            NORTHRIDGE VENTURES INC.
                       (AN EXPLORATION STAGE ENTERPRISE)

                                                                           Pages

Financial Statements for the Three Month and
Six Month Periods Ended November 30, 2010 (Unaudited)

Balance Sheets                                                               F-2

Statements of Stockholders' Equity                                           F-3

Statements of Operations                                                     F-4

Statements of Cash Flows                                                     F-5

Notes to Financial Statements                                      F-6 thru F-10


Financial Statements for the Years Ended May 31, 2010 and 2009

Report of Independent Registered Public Accounting Firm                     F-11

Balance Sheets                                                              F-12

Statements of Stockholders' Equity                                          F-13

Statements of Operations                                                    F-14

Statements of Cash Flows                                                    F-15

Notes to Financial Statements                                     F-16 thru F-19


ITEM 1.     FINANCIAL STATEMENTS

NORTHRIDGE VENTURES INC.
(A development stage company)

Balance Sheets
November 30, 2010 and 2009
(Unaudited - Prepared by Management)
(EXPRESSED IN U.S. DOLLARS)
-----------------------------------------------------------------------------------------------------------------------
                                                                                       November 30, 2010   May 31, 2009
-----------------------------------------------------------------------------------------------------------------------
ASSETS

CURRENT
  Cash and cash equivalents                                                            $           4,584   $         -
  Prepaid expenses                                                                                43,895        23,557
-----------------------------------------------------------------------------------------------------------------------

TOTAL CURRENT ASSETS                                                                   $          48,479   $    23,557
=======================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

CURRENT
  Accounts payable and accrued liabilities                                             $           6,767   $     6,309
  Promissory Note (Note 4)                                                                        55,800             -
-----------------------------------------------------------------------------------------------------------------------

TOTAL CURRENT LIABILITIES                                                                         62,567         6,309
-----------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY

SHARE CAPITAL
  Authorized:
200,000,000 preferred shares with a par value of $0.0001 per share
       Preferred shares: Nil issued
800,000,000 common shares with a par value of $0.0001 per share
       Issued and outstanding common shares:  1,400,000 common shares (2009: 800,000)              1,400            80

ADDITIONAL PAID-IN CAPITAL          315,150   250,470

(DEFICIT) ACCUMULATED DURING THE DEVELOPMENT STAGE                                              (330,638)     (233,302)
-----------------------------------------------------------------------------------------------------------------------

TOTAL STOCKHOLDERS' EQUITY                                                                       (14,088)       17,248
-----------------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                             $          48,479   $    23,557
=======================================================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.


NORTHRIDGE VENTURES INC.
(A development stage company)

Statements of Stockholders' Equity
For the period from March 18, 2003 (inception) to November 30, 2010
(Unaudited - Prepared by Management)
(EXPRESSED IN U.S. DOLLARS)
-----------------------------------------------------------------------------------------------------------------
                                                                                         (Deficit)
                                                                                       accumulated          Total
                                                                                            during  stockholders'
                                                       Common stock        Additional  development         equity
                                                     Shares   Amount  paid-in capital        stage   (deficiency)
-----------------------------------------------------------------------------------------------------------------
Issuance of common stock for cash
  March 18, 2003, $0.0001 per share                 550,000  $    55  $          495   $        -   $        550

Comprehensive income (loss)
  Loss and comprehensive loss for the period              -        -               -       (1,743)        (1,743)
-----------------------------------------------------------------------------------------------------------------

BALANCE, May 31, 2003                               550,000  $    55  $          495   $   (1,743)  $     (1,193)
-----------------------------------------------------------------------------------------------------------------

Comprehensive income (loss)
  Loss and comprehensive loss for the year                -        -               -       (6,922)        (6,922)
-----------------------------------------------------------------------------------------------------------------

BALANCE, May 31, 2004                               550,000  $    55  $          495   $   (8,665)  $     (8,115)
-----------------------------------------------------------------------------------------------------------------

Comprehensive income (loss)
  Loss and comprehensive loss for the year                -        -               -       (5,603)        (5,603)
-----------------------------------------------------------------------------------------------------------------

BALANCE, May 31, 2005                               550,000  $    55  $          495   $  (14,268)  $    (13,718)
-----------------------------------------------------------------------------------------------------------------

Issuance of common stock for cash
  March 1 to March 24, 2006, $0.0001 per share      250,000       25         249,975            -        250,000

Comprehensive income (loss)
  Loss and comprehensive loss for the year                -        -               -      (28,732)       (28,732)
-----------------------------------------------------------------------------------------------------------------

BALANCE, May 31, 2006                               800,000  $    80  $      250,470   $  (43,000)  $    207,550
-----------------------------------------------------------------------------------------------------------------

Comprehensive income (loss)
  Loss and comprehensive loss for the year                -        -               -      (52,428)       (52,428)
-----------------------------------------------------------------------------------------------------------------

BALANCE, May 31, 2007                               800,000  $    80  $      250,470   $  (95,428)  $    155,122
-----------------------------------------------------------------------------------------------------------------

Comprehensive income (loss)
  Loss and comprehensive loss for the year                -        -               -      (69,228)       (69,228)
-----------------------------------------------------------------------------------------------------------------

BALANCE, May 31, 2008                               800,000  $    80  $      250,470   $ (164,656)  $     85,894
-----------------------------------------------------------------------------------------------------------------

Comprehensive income (loss)
  Loss and comprehensive loss for the year                -        -               -      (30,121)       (30,121)
-----------------------------------------------------------------------------------------------------------------

BALANCE, May 31, 2009                               800,000  $    80  $      250,470   $ (194,777)  $     55,773
-----------------------------------------------------------------------------------------------------------------

Comprehensive income (loss)
  Loss and comprehensive loss for the year                -        -               -      (38,525)       (38,525)
-----------------------------------------------------------------------------------------------------------------

BALANCE, May 31, 2010                               800,000  $    80  $      250,470   $ (233,302)  $     17,248
-----------------------------------------------------------------------------------------------------------------

Issuance of common stock for cash
  October 11, 2010, $0.005 per share             13,200,000    1,320          64,680            -         66,000
-----------------------------------------------------------------------------------------------------------------

Comprehensive income (loss)
  Loss and comprehensive loss for the period              -        -               -      (97,336)       (97,336)
-----------------------------------------------------------------------------------------------------------------

BALANCE, November 30, 2010                       14,000,000  $ 1,400  $      315,150   $ (330,638)  $    (14,088)
=================================================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.


NORTHRIDGE VENTURES INC.
(A development stage company)

Statements of Operations
(Unaudited - Prepared by Management)
(EXPRESSED IN U.S. DOLLARS)
----------------------------------------------------------------------------------------------------------
                                                  Cumulative
                                              March 18, 2003     Three months ended     Six months ended
                                              (inception) to         November 30             November
                                           November 30, 2010       2010       2009        2010       2009
----------------------------------------------------------------------------------------------------------

REVENUE                                    $             77   $       -   $      -   $       -   $
----------------------------------------------------------------------------------------------------------

GENERAL AND ADMINISTRATIVE EXPENSES
  Accounting                                         51,265       1,680        846       7,055      5,997
  Incorporation                                       1,728           -          -           -          -
  Interest and bank charges                           4,787       1,922          1       1,922         43
  Legal                                              82,297      42,426          -      53,426     11,000
Office expenses                                       7,894         (35)         -         (35)         -
Consulting                                           93,532      19,381          -      24,763          -
Transfer agent                                        7,395         181        159         407        385
Website maintenance                                   2,019           -          -           -          -
Mineral exploration                                   9,798       9,798          -       9,798          -
WRITE OFF OF WEBSITE DEVELOPMENT COSTS               32,083           -          -           -          -
AMORTIZATION OF WEBSITE DEVELOPMENT COSTS            37,917           -          -           -          -
----------------------------------------------------------------------------------------------------------

TOTAL EXPENSES                                      330,715      75,353      1,006      97,336     17,425
----------------------------------------------------------------------------------------------------------

(LOSS) FOR THE PERIOD                      $       (330,638)  $ (75,353)  $ (1,006)  $ (97,336)  $(17,425)
==========================================================================================================

(LOSS) PER SHARE
 - basic and diluted                                          $   (0.01)  $  (0.00)  $   (0.02)  $  (0.02)
==========================================================================================================

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING
  - basic and diluted                                         8,117,391    800,000   4,458,696    800,000
==========================================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.


NORTHRIDGE VENTURES INC.
(A development stage company)

Statements of Cash Flows
(Unaudited - Prepared by Management)
(EXPRESSED IN U.S. DOLLARS)
---------------------------------------------------------------------------------------------------------------------------------
                                                                                 Cumulative
                                                                                    Amounts
                                                                             March 18, 2003
                                                                             (inception) to             Six months ended
                                                                          November 30, 2010  November 30, 2009  November 30, 2010
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES
  (Loss) for the period                                                   $       (330,638)  $        (97,336)  $        (17,425)
Adjustment to reconcile (loss) to net cash used in operating activities:
  -  amortization of website development costs                                      37,917                  -                  -
  -  write off of website development costs                                         32,083                  -                  -
Changes in assets and liabilities:
  -  (increase) prepaid expenses                                                   (43,895)           (20,338)           (20,000)
  - increase (decrease) in accounts payable and accrued liabilities                  8,567              2,258            (18,431)
---------------------------------------------------------------------------------------------------------------------------------

Net cash from (used in) operating activities                                      (295,966)          (115,416)           (55,856)
---------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS (USED IN) INVESTING ACTIVITIES
  Website development costs                                                        (70,000)                 -                  -
---------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES
  Proceeds from promissory note                                                     54,000             54,000                  -
  Proceeds from issuance of common stock                                           316,550             66,000                  -
---------------------------------------------------------------------------------------------------------------------------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                                          370,550            120,000                  -

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                     4,584              4,584            (55,856)

CASH AND CASH EQUIVALENTS, beginning of period                                           -                  -             77,391
---------------------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS, end of period                                  $              -   $              -   $         21,535
=================================================================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

1.     INCORPORATION  AND  CONTINUANCE  OF  OPERATIONS

The Company, formerly known as Portaltochina.com, Inc. was formed on March 18, 2003 under the laws of the State of Nevada for the purpose of operating an internet portal to facilitate business with China. On May 13, 2010, the Company changed its name to Northridge Ventures Inc. The Company is considered a development stage company as defined in FASB Accounting Standards Codification ("ASC") 915.

On May 13, 2010, the Company amended its Articles of Incorporation to increase the number of shares of authorized common stock from 100 million shares with a par value of $0.0001 to 800 million shares ($0.0001 par value), and to authorize 200 million shares of preferred stock ($0.0001 par value). On June 3, 2010, the Company effected a 1-for-10 reverse split of the Company's common stock, resulting in the Company's authorized common stock being reduced from 800 million shares ($0.0001 par value) to 80 million shares ($0.0001 par value). On August 19, 2010, the Company amended its Articles of Incorporation to increase its authorized capital to 800 million shares of common stock (par value $0.0001) and 200 million shares of preferred stock (par value $0.0001). All prior periods presented have been adjusted to reflect the impact of this reverse stock split, including basic and diluted weighted-average shares and shares issued and outstanding.

On October 8, 2010, the Company acquired a 100% interest in two non-contiguous mineral exploration licenses comprising 19 claims located along southeastern Labrador, approximately 13 kilometers northeast of the community of Charlottetown in Labrador, Canada, having a total area of 475 hectares (1,174) at a total cost to the Company of $10,000. As a result of the acquisition, the Company changed its business to mineral exploration and abandoned its former business, including all planned internet related development.

The Company has been in the exploration stage since its formation and has not yet realized any revenues from its operations. It is primarily engaged in the acquisition and exploration of mining properties. Upon location of a commercially minable reserve, the Company expects to actively prepare the site for its extraction and enter a development stage. In 2005, the Company acquired mineral interests in two non-contiguous properties located along southeastern coastal Labrador, approximately 13 kilometers northeast of the community of Charlottetown, Labrador, Canada. In 2009, the Company abandoned its interest in these mineral properties.

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has incurred operating losses and requires additional funds to maintain its operations. Management's plans in this regard are to raise equity financing as required. Further, the Company has experienced difficulty in launching its business through its B2B Platform due to the foreign currency administration policies in China and the Company was unable to earn any meaningful revenue from advertising. Therefore, the Company is currently re-assessing its business plan and revenue model.

These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from this uncertainty.

The  Company  has  generated  nominal  operating  revenues  to  date.

2.     SIGNIFICANT  ACCOUNTING  POLICIES

(a)     Cash  and  Cash  Equivalents

Cash equivalents comprise certain highly liquid instruments with a maturity of three months or less when purchased. As at November 30, 2010 and May 31, 2010, there were no cash equivalents.

(b)     Accounting  Estimates

The preparation of financial statements in conformity with generally accepted accounting principles of United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

(c)     Advertising  Expenses

The Company expenses advertising costs as incurred. There was no advertising expenses incurred by the Company for the three and six month periods ended November 30, 2010 and 2009.

(d)     Loss  Per  Share

Basic earnings or loss per share is based on the weighted average number of shares outstanding during the period of the financial statements. Diluted earnings or loss per share are based on the weighted average number of common shares outstanding and dilutive common stock equivalents. All per share and per share information are adjusted retroactively to reflect stock splits and changes in par value, when applicable. Diluted loss per share is equivalent to basic loss per share because there are no potential dilutive securities.

(e)     Concentration  of  Credit  Risk

The Company places its cash and cash equivalents with high credit quality financial institutions. As of November 30, 2010, the Company had $Nil in a bank beyond insured limits (May 31, 2010: $Nil).

 (f)     Foreign  Currency  Transactions

The Company is located and operating outside of the United States of America. It maintains its accounting records in U.S. Dollars, as follows:

At the transaction date, each asset, liability, revenue and expense is translated into U.S. dollars by the use of the exchange rate in effect at that date. At the period end, monetary assets and liabilities are remeasured by using the exchange rate in effect at that date. The resulting foreign exchange gains and losses are included in operations.

 (g)     Fair  Value  of  Financial  Instruments

The respective carrying value of certain on-balance-sheet financial instruments approximated their fair value. These financial instruments include cash and cash equivalents and accounts payable and accrued liabilities. Fair values were assumed to approximate carrying values for these financial instruments due to their short-term nature. Management is of the opinion that the Company is not exposed to significant interest, credit or currency risks arising from these financial instruments.

The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity's own assumptions (unobservable inputs). The hierarchy consists of three levels:
- Level one - Quoted market prices in active markets for identical assets or liabilities;
- Level two - Inputs other than level one inputs that are either directly or indirectly observable; and
- Level three - Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

The Company has no assets or liabilities that are measured at fair value on a recurring basis. There were no assets or liabilities measured at fair value on a non-recurring basis during the three and six months periods ended November 30, 2010 and 2009.

(h)     Income  Taxes

The Company has adopted ASC 740, Accounting for Income Taxes, which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

(i)     Long-Lived  Assets

Long-lived assets and certain identifiable intangibles to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company continuously evaluates the recoverability of its long-lived assets based on estimated future cash flows and the estimated liquidation value of such long-lived assets, and provides for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived assets. If impairment exists, an adjustment is made to write the asset down to its fair value and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on quoted market value, discounted cash flows, or internal and external appraisals, as applicable. Assets to be disposed of, when applicable, are carried at the lower of carrying value or estimated net realizable value.

(j)     Stock-Based Compensation

The Company adopted ASC Topic 718-10, Comprehensive - Stock Comprehensive - Overall to account for its stock options and similar equity instruments issued. Accordingly, compensation costs attributable to stock options or similar equity instruments granted are measured at the fair value at the grant date, and expensed over the expected vesting period. SFAS No. 123 (revised) requires excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid. The Company did not grant any stock options during the three or six month periods ended November 30, 2010 and 2009.

(k)     Comprehensive  Income

The Company adopted ASC Topic 220-10, Comprehensive Income - Overall, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its Statements of Stockholders' Equity. Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners. The Company has no elements of "other comprehensive income" for the three or six month periods ended November 30, 2010 and 2009.

 (l)     Revenue Recognition

The Company has recognized revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, Revenue Recognition. The Company recognizes advertising revenue in the period in which the advertisement is displayed, provided that evidence of an arrangement exists, the fees are fixed or determinable and collection of the resulting receivable is reasonably assured. If fixed-fee advertising is displayed over a term greater than one month, revenue is recognized ratably over the period. The Company recognizes revenue for fixed-fee advertising arrangements ratably over the term of the insertion order. If, at the end of a quarterly reporting period the term of an insertion order is not complete, the Company recognizes revenue for the period by pro-rating the total arrangement fee to revenue and deferred revenue based on a measure of proportionate performance of the obligation under the insertion order. The Company measures proportionate performance by the number of placements delivered and undelivered as of the reporting date. The Company uses prices stated on our internal rate card for measuring the value of delivered and undelivered placements. Fees for variable-fee advertising arrangements are recognized based on the number of impressions displayed or clicks delivered during the period.

Under these policies, no revenue is recognized unless persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collection is reasonably assured.

(m)     Mineral  Property  Payments  and  Exploration  Costs

Mineral property acquisition costs are initially capitalized as tangible assets when purchased. The Company assesses the carrying costs for impairment when indicators of impairment exist. If proven and probable reserves are established for a property and it has been determined that a mineral property can be economically developed, costs will be amortized using the units-of-production method over the estimated total recoverable proven and probable reserves.

Mineral property exploration and development costs are expensed as incurred until the establishment of economically viable reserves.

(n)     New  Accounting  Pronouncements

In January 2010, the FASB issued ASU No. 2010-06 regarding fair value measurements and disclosures and improvement in the disclosure about fair value measurements. This ASU requires additional disclosures regarding significant transfers in and out of Levels 1 and 2 of fair value measurements, including a description of the reasons for the transfers. Further, this ASU requires additional disclosures for the activity in Level 3 fair value measurements, requiring presentation of information about purchases, sales, issuances, and settlements in the reconciliation for fair value measurements. This ASU is effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company is currently evaluating the impact of this ASU; however, the Company does not expect the adoption of this ASU to have a material impact on our financial statements.

In February 2010, the FASB issued ASC No. 2010-09, "Amendments to Certain Recognition and Disclosure Requirements", which eliminates the requirement for SEC filers to disclose the date through which an entity has evaluated subsequent events. ASC No. 2010-09 is effective for its fiscal quarter beginning after 15 December 2010. The adoption of ASC No. 2010-09 is not expected to have a material impact on the Company's financial statements

ASU No. 2010-13 was issued in April 2010, and clarified the classification of an employee share based payment award with an exercise price denominated in the currency of a market in which the underlying security trades. This ASU will be effective for the first fiscal quarter beginning after December 15, 2010, with early adoption permitted. The adoption of ASU No. 2010-13 is not expected to have a material impact on the Company's financial statements. Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company's financial statements upon adoption.

NOTE  3  -  MINERAL  PROPERTY  INTEREST

On October 8, 2010, the Company acquired a 100% interest in two non-contiguous mineral exploration licenses (license numbers 017985M and 017987M) comprising 17 claims located along south-eastern coastal Labrador, approximately 13 kilometers northeast of the community of Charlottetown in Labrador, Canada, having a total area of 425 hectares (1,054.8 acres). The closing of the acquisition took place on December 17, 2010. The Company paid the agreed-upon amount of $9,798
(CAD$10,000) to the seller of the mineral licenses, who is the son of the Company's majority stockholder.

NOTE  4  -  PROMISSORY  NOTE

On October 8, 2010, the Company issued a promissory note to an unaffiliated third party for $54,000. The note is due and payable on October 8, 2011 and accrues interest at the rate of 20% per annum, calculated semi-annually, payable on the due date. As of November 30, 2010, the carrying value of the promissory note is $55,800, including accrued interest of $1,800. The Company may repay the note  in  whole  or  in  part  at  any  time  prior  to  the  due  date.

NOTE  5  -  PREFERRED  AND  COMMON  STOCK

The Company has 200,000,000 shares of preferred stock authorized and none issued.

The Company has 800,000,000 shares of common stock authorized, of which 14,000,000 shares are issued and outstanding. All shares of common stock are non-assessable and non-cumulative, with no preemptive rights.

During the period ended November 30, 2010, the Company sold 13,200,000 shares of common stock at $0.005 per share through a private placement to a controlling shareholder. The gross proceeds of the offering was $66,000.

NOTE  6  -  RELATED  PARTY  TRANSACTIONS

On October 11, 2010, the Company sold 13,200,000 shares of its common stock to Gisela Mills, who was one of its controlling stockholders at the time of the sale, for cash consideration of $66,000.

During the quarter ended November 30, 2010, the Company paid legal fees of $39,926 (2009 - $ nil) to a law firm affiliated to a related party of the Company.

During the quarter ended November 30, 2010, the Company paid legal retainer of $15,602 (2009- $nil) to a law firm affiliated to a related party of the Company.

See  Note  3.

CHANG LEE LLP
Chartered Accountants
                                                           606-815 Hornby Street
                                                        Vancouver, B.C., V6Z 2E6
                                                               Tel: 604-687-3776
                                                              Fax:  604-688-3373

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To  the  Board  of  Directors  and  Stockholders  of

NORTHRIDGE  VENTURES,  INC.
(formerly  Portaltochina.com,  Inc.)

We have audited the accompanying balance sheets of Northridge Ventures Inc. (the "Company") (a development stage company) as at May 31, 2010 and 2009 and the related statements of stockholders' equity, operations and cash flows for the years then ended and for the period from March 18, 2003 (inception) to May 31, 2010. Northridge Ventures Inc.'s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstance, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northridge Ventures Inc. as at May 31, 2010 and 2009 and the results of its operations and its cash flows for the years then ended and for the period from March 18, 2003 (inception) to May
31, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company incurred losses from operations since inception, has not attained profitable operations and is dependent upon obtaining adequate financing to fulfil its operating activities. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada                 Chang Lee LLP
August  5,  2010                  Chartered  Accountants


NORTHRIDGE VENTURES INC.
(formerly Portaltochina.com, Inc.)
(A development stage company)

Balance Sheets
May 31, 2010 and 2009
(EXPRESSED IN U.S. DOLLARS)
---------------------------------------------------------------------------------------------------------------
                                                                                     May 31, 2010  May 31, 2009
---------------------------------------------------------------------------------------------------------------

ASSETS

CURRENT
  Cash and cash equivalents                                                          $         -   $    77,391
  Prepaid expenses                                                                        23,557             -
---------------------------------------------------------------------------------------------------------------

TOTAL CURRENT ASSETS                                                                 $    23,557   $    77,391
===============================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

CURRENT
  Accounts payable and accrued liabilities                                           $     6,309   $    21,618

TOTAL CURRENT LIABILITIES                                                                  6,309        21,618
---------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY

SHARE CAPITAL
  Authorized:
200,000,000 preferred shares with a par value of $0.0001 per share
       Preferred shares: Nil issued                                                            -             -
800,000,000 common shares with a par value of $0.0001* per share
       Issued and outstanding common shares:  800,000 common shares (2009: 800,000)           80            80

ADDITIONAL PAID-IN CAPITAL                                                               250,470       250,470

(DEFICIT) ACCUMULATED DURING THE DEVELOPMENT STAGE                                      (233,302)     (194,777)
---------------------------------------------------------------------------------------------------------------

TOTAL STOCKHOLDERS' EQUITY                                                                17,248        55,773
---------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                           $    23,557   $    77,391
===============================================================================================================

*The par value of the common stock was not affected by the reverse stock split and remains at $0.0001 per share. Consequently, on the Company's balance sheet, the aggregate par value of the issued common stock was reduced by reclassifying the par value amount of the eliminated shares of common stock to additional paid-in capital in the Company's balance sheet.

The accompanying notes are an integral part of these financial statements.



NORTHRIDGE VENTURES INC.
(formerly Portaltochina.com, Inc.)
(A development stage company)

Statements of Stockholders' Equity
For the period from March 18, 2003 (inception) to May 31, 2010
(EXPRESSED IN U.S. DOLLARS)
-------------------------------------------------------------------------------------------------------------
                                                                                     (Deficit)
                                                                                   accumulated          Total
                                                                                        during  stockholders'
                                                   Common stock        Additional  development         equity
                                                  Shares  Amount  paid-in capital        stage   (deficiency)
-------------------------------------------------------------------------------------------------------------

Issuance of common stock for cash
  March 18, 2003, $0.0001 per share              550,000  $   55  $          495   $        -   $        550

Comprehensive income (loss)
  Loss and comprehensive loss for the period           -       -               -       (1,743)        (1,743)
-------------------------------------------------------------------------------------------------------------

BALANCE, May 31, 2003                            550,000  $   55  $          495   $   (1,743)  $     (1,193)
-------------------------------------------------------------------------------------------------------------

Comprehensive income (loss)
  Loss and comprehensive loss for the year             -       -               -       (6,922)        (6,922)
-------------------------------------------------------------------------------------------------------------

BALANCE, May 31, 2004                            550,000  $   55  $          495   $   (8,665)  $     (8,115)
-------------------------------------------------------------------------------------------------------------

Comprehensive income (loss)
  Loss and comprehensive loss for the year             -       -               -       (5,603)        (5,603)
-------------------------------------------------------------------------------------------------------------

BALANCE, May 31, 2005                            550,000  $   55  $          495   $  (14,268)  $    (13,718)
-------------------------------------------------------------------------------------------------------------

Issuance of common stock for cash
  March 1 to March 24, 2006, $0.0001 per share   250,000      25         249,975            -        250,000

Comprehensive income (loss)
  Loss and comprehensive loss for the year             -       -               -      (28,732)       (28,732)
-------------------------------------------------------------------------------------------------------------

BALANCE, May 31, 2006                            800,000  $   80  $      250,470   $  (43,000)  $    207,550
-------------------------------------------------------------------------------------------------------------

Comprehensive income (loss)
  Loss and comprehensive loss for the year             -       -               -      (52,428)       (52,428)
-------------------------------------------------------------------------------------------------------------

BALANCE, May 31, 2007                            800,000  $   80  $      250,470   $  (95,428)  $    155,122
-------------------------------------------------------------------------------------------------------------

Comprehensive income (loss)
  Loss and comprehensive loss for the year             -       -               -      (69,228)       (69,228)
-------------------------------------------------------------------------------------------------------------

BALANCE, May 31, 2008                            800,000  $   80  $      250,470   $ (164,656)  $     85,894
-------------------------------------------------------------------------------------------------------------

Comprehensive income (loss)
  Loss and comprehensive loss for the year             -       -               -      (30,121)       (30,121)
-------------------------------------------------------------------------------------------------------------

BALANCE, May 31, 2009                            800,000  $   80  $      250,470   $ (194,777)  $     55,773
-------------------------------------------------------------------------------------------------------------

Comprehensive income (loss)
  Loss and comprehensive loss for the year             -       -               -      (38,525)       (38,525)
-------------------------------------------------------------------------------------------------------------

BALANCE, May 31, 2010                            800,000  $   80  $      250,470   $ (233,302)  $     17,248
=============================================================================================================

The accompanying notes are an integral part of these financial statements.



NORTHRIDGE VENTURES INC.
(formerly Portaltochina.com Inc.)
(A development stage company)

Statements of Operations
(EXPRESSED IN U.S. DOLLARS)
----------------------------------------------------------------------------------------
                                                  Cumulative
                                              March 18, 2003
                                              (inception) to    Year Ended    Year Ended
                                                May 31, 2010  May 31, 2010  May 31, 2009
----------------------------------------------------------------------------------------

REVENUE                                       $          77   $         -   $         -
----------------------------------------------------------------------------------------

GENERAL AND ADMINISTRATIVE EXPENSES
  Accounting                                  $      44,210   $     8,804   $     7,855
  Incorporation                                       1,728             -             -
  Interest and bank charges                           2,865            51            51
  Legal                                              28,871        20,000             -
Office expenses                                       7,929             -         2,529
Consulting                                           68,769         8,969        19,000
Transfer agent                                        6,988           701           686
Website maintenance                                   2,019             -             -
WRITE OFF OF WEBSITE DEVELOPMENT COSTS               32,083             -             -
AMORTIZATION OF WEBSITE DEVELOPMENT COSTS            37,917             -             -
----------------------------------------------------------------------------------------

TOTAL EXPENSES                                      233,379        38,525        30,121
----------------------------------------------------------------------------------------

(LOSS) AND COMPREHENSIVE LOSS FOR THE PERIOD  $    (233,302)  $   (38,525)  $   (30,121)
========================================================================================

(LOSS) PER SHARE
 - basic and diluted                                          $     (0.05)  $     (0.04)
========================================================================================

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING
  - basic and diluted                                             800,000       800,000
========================================================================================

The accompanying notes are an integral part of these financial statements.


NORTHRIDGE VENTURES INC.
(formerly Portaltochina.com Inc.)
(A development stage company)

Statements of Cash Flows
(EXPRESSED IN U.S. DOLLARS)
--------------------------------------------------------------------------------------------------------------------
                                                                              Cumulative
                                                                                 Amounts
                                                                          March 18, 2003
                                                                          (inception) to    Year Ended    Year Ended
                                                                            May 31, 2010  May 31, 2010  May 31, 2009
--------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES
  (Loss) for the period                                                   $    (233,302)  $   (38,525)  $   (30,121)
Adjustment to reconcile (loss) to net cash used in operating activities:
  -  amortization of website development costs                                   37,917             -             -
  -  write off of website development costs                                      32,083             -             -
Changes in assets and liabilities:
  -  (increase) decrease prepaid expenses                                       (23,557)      (23,557)          582
  -  increase (decrease) in accounts payable and accrued liabilities              6,309       (15,309)       21,568
--------------------------------------------------------------------------------------------------------------------

Net cash from (used in) operating activities                                   (180,550)      (77,391)       (7,971)
--------------------------------------------------------------------------------------------------------------------

CASH FLOWS (USED IN) INVESTING ACTIVITIES
  Website development costs                                                     (70,000)            -             -
--------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES
  Proceeds from issuance of common stock                                        250,550             -             -
--------------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                      -       (77,391)       (7,971)

CASH AND CASH EQUIVALENTS, beginning of period                                        -        77,391        85,362
--------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS, end of period                                  $           -   $         -   $    77,391
====================================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION
  Interest paid                                                           $       1,821   $         -   $         -
  Income taxes paid                                                       $           -   $         -   $         -
====================================================================================================================

The accompanying notes are an integral part of these financial statements.

1.     INCORPORATION  AND  CONTINUANCE  OF  OPERATIONS

The Company, formerly known as Portaltochina.com, Inc. was formed on March 18, 2003 under the laws of the State of Nevada. The Company was in the business of operating an internet portal featuring Chinese business and now plans to develop a new internet portal specifically focused on facilitating commercial real-estate transactions in Canada. On May 13, 2010, the Company changed its name to Northridge Ventures Inc. The Company is considered a development stage company as defined in FASB Accounting Standards Codification ("ASC") 915.

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has incurred operating losses and requires additional funds to maintain its operations. Management's plans in this regard are to raise equity financing as required. Further, the Company has experienced difficulty in launching its business through its B2B Platform due to the foreign currency administration policies in China and the Company was unable to earn any meaningful revenue from advertising. Therefore, the Company is currently re-assessing its business plan and revenue model.

These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from this uncertainty.

The  Company  has  generated  nominal  operating  revenues  to  date.

2.     SIGNIFICANT  ACCOUNTING  POLICIES

(a)     Cash  and  Cash  Equivalents

Cash equivalents comprise certain highly liquid instruments with a maturity of three months or less when purchased. As at May 31, 2010 and 2009, there were no cash equivalents.

(b)     Accounting  Estimates

The preparation of financial statements in conformity with generally accepted accounting principles of United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

(c)     Advertising  Expenses

The Company expenses advertising costs as incurred. There was no advertising expenses incurred by the Company for the years ended May 31, 2010 and 2009.

(d)     Loss  Per  Share

Basic earnings or loss per share is based on the weighted average number of shares outstanding during the period of the financial statements. Diluted earnings or loss per share are based on the weighted average number of common shares outstanding and dilutive common stock equivalents. All per share and per share information are adjusted retroactively to reflect stock splits and changes in par value, when applicable. Diluted loss per share is equivalent to basic loss per share because there are no potential dilutive securities.

(e)     Concentration  of  Credit  Risk

The Company places its cash and cash equivalents with high credit quality financial institutions. As of May 31, 2010, the Company had $Nil in a bank beyond insured limits (2009: $Nil).

(f)     Foreign  Currency  Transactions

The Company is located and operating outside of the United States of America. It maintains its accounting records in U.S. Dollars, as follows:

At the transaction date, each asset, liability, revenue and expense is translated into U.S. dollars by the use of the exchange rate in effect at that date. At the period end, monetary assets and liabilities are remeasured by using the exchange rate in effect at that date. The resulting foreign exchange gains and losses are included in operations.

 (g)     Fair  Value  of  Financial  Instruments

The respective carrying value of certain on-balance-sheet financial instruments approximated their fair value. These financial instruments include cash and cash equivalents and accounts payable and accrued liabilities. Fair values were assumed to approximate carrying values for these financial instruments due to their short-term nature. Management is of the opinion that the Company is not exposed to significant interest, credit or currency risks arising from these financial instruments.

On June 1, 2009, the Company adopted ASC Topic 820-10, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. ASC Topic 820-10 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity's own assumptions (unobservable inputs). The hierarchy consists of three levels:

- Level one - Quoted market prices in active markets for identical assets or liabilities;

- Level two - Inputs other than level one inputs that are either directly or indirectly observable; and

- Level three - Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

The adoption of ASC Topic 820-10 has no material effect on the Company's financial position or results of operations. The Company has no assets or liabilities that are measured at fair value on a recurring basis. There were no assets or liabilities measured at fair value on a non-recurring basis during the years ended May 31, 2010 and 2009.

On  June  1,  2009,  the  Company  adopted  the  ASC Topic 820-10-35, Fair Value
Measurements and Disclosures - Subsequent Measurement, which addresses the application for illiquid financial instruments. ASC Topic 820-10-35 clarifies that approaches to determining fair value other than the market approach may be appropriate when the market for a financial asset is not active. The adoption of ASC Topic 820-10-35 does not have a material effect on the Company's financial statements.

On June 1, 2009, the Company adopted the ASC Topic 820-10-65, Fair Value Measurements and Disclosures - Transition and Opening Effective Date. The ASC Topic 820-10-65 provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. This ASC Topic 820-10-65 also includes guidance on identifying circumstances that indicate a transaction is not orderly. The adoption of this ASC Topic 820-10-65 does not have a material impact on the Company's financial statements.

On  June 1, 2009, the Company adopted ASC Topic 825-10-50, Financial Instruments
- Disclosures and ASC Topic 270-10, Interim Reporting - Overall to disclose about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. Adoption of ASC Topic 825-10-50 and ASC Topic 270-10 does not have a material impact on the Company's financial statements.

On April 1, 2009, the Company adopted ASC Topic 320-10-65, Debt and Equity Securities - Overall - Transition and Open Effective Date Information. ASC Topic 320-10-65 ASC Topic 320-10-65 amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. ASC Topic 320-10-65 does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. The adoption of this pronouncement does not have a material impact on the Company's financial statements.

On Decenber 1, 2009, the Company adopted the FASB Accounting Standards Update ("ASU") No. 2009-05 which provides additional guidance on how companies should measure liabilities at fair value and confirmed practices that have evolved when measuring fair value such as the use of quoted prices for a liability when traded as an asset. While reaffirming the existing definition of fair value, the ASU reintroduces the concept of entry value into the determination of fair value. Entry value is the amount an entity would receive to enter into an identical liability. Under the new guidance, the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer. The adoption of this new standard does not have a material impact on the financial statements.

(h)     Income  Taxes

The Company has adopted ASC 740, Accounting for Income Taxes, which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

(i)     Long-Lived  Assets

Long-lived assets and certain identifiable intangibles to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company continuously evaluates the recoverability of its long-lived assets based on estimated future cash flows and the estimated liquidation value of such long-lived assets, and provides for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived assets. If impairment exists, an adjustment is made to write the asset down to its fair value and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on quoted market value, discounted cash flows, or internal and external appraisals, as applicable. Assets to be disposed of, when applicable, are carried at the lower of carrying value or estimated net realizable value.

(j)     Stock-Based Compensation

The Company adopted ASC Topic 718-10, Comprehensive - Stock Comprehensive - Overall to account for its stock options and similar equity instruments issued. Accordingly, compensation costs attributable to stock options or similar equity instruments granted are measured at the fair value at the grant date, and expensed over the expected vesting period. SFAS No. 123 (revised) requires excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid. The Company did not grant any stock options during the years ended May 31, 2010 and 2009.

(k)     Comprehensive  Income

The Company adopted ASC Topic 220-10, Comprehensive Income - Overall, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its Statements of Stockholders' Equity. Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners. The Company has no elements of "other comprehensive income" for the years ended May 31, 2010 and 2009.

(l)     Revenue Recognition

The Company has recognized revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, Revenue Recognition. The Company recognizes advertising revenue in the period in which the advertisement is displayed, provided that evidence of an arrangement exists, the fees are fixed or determinable and collection of the resulting receivable is reasonably assured. If fixed-fee advertising is displayed over a term greater than one month, revenue is recognized ratably over the period. The Company recognizes revenue for fixed-fee advertising arrangements ratably over the term of the insertion order. If, at the end of a quarterly reporting period the term of an insertion order is not complete, the Company recognizes revenue for the period by pro-rating the total arrangement fee to revenue and deferred revenue based on a measure of proportionate performance of the obligation under the insertion order. The Company measures proportionate performance by the number of placements delivered and undelivered as of the reporting date. The Company uses prices stated on our internal rate card for measuring the value of delivered and undelivered placements. Fees for variable-fee advertising arrangements are recognized based on the number of impressions displayed or clicks delivered during the period.

Under these policies, no revenue is recognized unless persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collection is reasonably assured.

(m)     Website  Development  Costs

Website development costs are for the development of the Company's Internet website. These costs have been capitalized when acquired and installed, and are being amortized over its estimated useful life of three years on a straight line basis. The Company accounts for these costs in accordance with ASC 350, Intangibles, which specifies the appropriate accounting for costs incurred in connection with the development and maintenance of websites. Amortization expense was total of $Nil for the year ended May 31, 2010 (2009: $Nil).

(n)     New  Accounting  Pronouncements

In January 2010, the FASB issued ASU No. 2010-06 regarding fair value measurements and disclosures and improvement in the disclosure about fair value measurements. This ASU requires additional disclosures regarding significant transfers in and out of Levels 1 and 2 of fair value measurements, including a description of the reasons for the transfers. Further, this ASU requires additional disclosures for the activity in Level 3 fair value measurements, requiring presentation of information about purchases, sales, issuances, and settlements in the reconciliation for fair value measurements. This ASU is effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company is currently evaluating the impact of this ASU; however, the Company does not expect the adoption of this ASU to have a material impact on our financial statements.

In February 2010, the FASB issued ASC No. 2010-09, "Amendments to Certain Recognition and Disclosure Requirements", which eliminates the requirement for SEC filers to disclose the date through which an entity has evaluated subsequent events. ASC No. 2010-09 is effective for its fiscal quarter beginning after 15 December 2010. The adoption of ASC No. 2010-09 is not expected to have a material impact on the Company's financial statements

ASU No. 2010-13 was issued in April 2010, and clarified the classification of an employee share based payment award with an exercise price denominated in the currency of a market in which the underlying security trades. This ASU will be effective for the first fiscal quarter beginning after December 15, 2010, with early adoption permitted. The adoption of ASU No. 2010-13 is not expected to have a material impact on the Company's financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company's financial statements upon adoption.

3.     INCOME TAXES

As at May 31, 2010, the Company has estimated net operating losses carryforward for tax purposes of $233,302 (2009: $194,777). This amount may be applied against future federal taxable income and expired 2023 through 2029. The Company evaluates its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in management's judgement about the realizability of deferred tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

The tax effects of temporary difference that give rise to the Company's deferred tax asset (liability) are as follows:

----------------------------------------------------
                                 2010          2009
----------------------------------------------------
Tax loss carry forwards     $  81,656     $  68,172
Valuation allowance           (81,656)      (68,172)
----------------------------------------------------
                       $            -     $       -
----------------------------------------------------

4.     SUBSEQUENT EVENTS

On May 13, 2010, the Company amended its Articles of Incorporation to increase the number of shares of authorized common stock from 100 million shares with a par value of $0.0001 to 800 million shares ($0.0001 par value), and to authorize 200 million shares of preferred stock ($0.0001 par value). On June 3, 2010, the Company effected a 1-for-10 reverse split of the Company's common stock, resulting in the Company's authorized common stock being reduced from 800 million shares ($0.0001 par value) to 80 million shares ($0.0001 par value). All prior periods presented have been adjusted to reflect the impact of this reverse stock split, including basic and diluted weighted-average shares and shares issued and outstanding.

                               24,000,000 SHARES

                            NORTHRIDGE VENTURES INC.

                                  COMMON STOCK


                                   PROSPECTUS


We have not authorized any dealer, salesperson or other person to give anyone written information other than this prospectus or to make representations as to matters not stated in this prospectus. Prospective investors must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of an offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that either the information contained herein or the affairs of Northridge Ventures Inc. have not changed since the date hereof.

Until ______________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II

ITEM 13.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the estimated costs and expenses we will pay in connection with the offering described in this registration statement:

------------------------------------
                              Amount
------------------------------------
Accounting fees and expenses   2,500
Legal fees and expenses        2,500
------------------------------------
Total                         $5,000
====================================

All expenses are estimated.

ITEM 14.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Nevada law provides for discretionary indemnification for each person who serves as one of our officer or directors. We may indemnify such individuals against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is one of our officers or directors. Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action, he must not have had a reasonable cause to believe his conduct was unlawful.

Article Twelfth of our Articles of Incorporation states that no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the NRS. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

Our  Bylaws  provide  the  following  indemnification  under  Article  VI:

01. INDEMNIFICATION. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action proceeding, had reasonable cause to believe that such person's conduct was unlawful.

02. DERIVATIVE ACTION. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in the Corporation's favor by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) and amount paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to amounts paid in settlement, the settlement of the suit or action was in the best interests of the Corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to the Corporation unless and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. The termination of any action or suit by judgment or settlement shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation.

03. SUCCESSFUL DEFENSE. To the extent that a director, trustee, officer, employee or agent of the Corporation has been successful on the merits or otherwise, in whole or in part in defense of any action, suit or proceeding referred to in Sections 01 or 02 of this Article, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

04. AUTHORIZATION. Any indemnification under Sections 01 and 02 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Sections 01 and 02 of this Article. Such determination shall be made (a) by the Board of Directors of the Corporation by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) is such a quorum is not obtainable, by a majority vote of the directors who were not parties to such action, suit or proceeding, or (c) by independent legal counsel (selected by one or more of the directors, whether or not a quorum and whether or not disinterested) in a written opinion, or (d) by the stockholders. Anyone making such a determination under this Section 04 may determine that a person has met the standards therein set forth as to some claims, issues or matters but not as to others, and may reasonably prorate amounts to be paid as indemnification.

05. ADVANCES. Expenses incurred in defending civil or criminal action, suit or proceeding shall be paid by the Corporation, at any time or from time to time in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in Section 04 of this Article upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee or agent to repay such amount unless it shall ultimately be by the Corporation as authorized in this Section.

06. NONEXCLUSIVITY. The indemnification provided in this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

07. INSURANCE. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, trustee, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability assessed against such person in any such capacity or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability.

08. FURTHER BYLAWS. The Board of Directors may from time to time adopt further Bylaws with specific respect to indemnification and may amend these and such Bylaws to provide at all times the fullest indemnification permitted by the Nevada Revised Statutes.

ITEM  15.     RECENT  SALES  OF  UNREGISTERED  SECURITIES.

On October 11, 2010, we sold 13,200,000 shares of our common stock at a price of $0.005 per share to one of our controlling stockholders for total cash proceeds of $66,000. The shares were issued without registration in reliance on an exemption provided by Item 903(b)(3) of Regulation S promulgated under the Securities Act. No general solicitation was made in connection with the offer or sale of these securities.

ITEM 16.     EXHIBITS

--------------------------------------------------------------------------------
EXHIBIT NO.    DOCUMENT
--------------------------------------------------------------------------------
        3.1    Amended and Restated Articles of Incorporation, Northridge
               Ventures Inc. (1)
        3.2    Amended and Restated Bylaws, Northridge Ventures Inc. (2)
        5.1    Legal opinion of Conrad Lysiak, Attorney and Counselor at law
       10.1    Mineral Claim Purchase Agreement (2)
       10.2    Promissory Note issued to Aberfoyle Investments LP
       23.1    Consent of Chang Lee LLP, Chartered Accountants
       23.2    Consent of Conrad Lysiak, Attorney and Counselor at law
       99.1    Specimen Subscription Agreement
       99.2    Map of the location of the Paradise River Property
================================================================================
(1)  Incorporated by reference from the Form 8-K filed June 4, 2010.
(2)  Incorporated by reference from the Form 8-K filed October 12, 2010.

ITEM  17.     UNDERTAKINGS.

(a)  The  undersigned  registrant  hereby  undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)  Insofar as indemnification for liabilities arising under the Securities
     Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)  The undersigned registrant hereby undertakes that:

     1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Mississauga, Ontario, Canada, on March 18, 2010.

                                              NORTHRIDGE VENTURES INC.



                                              By: /s/ Fidel Thomas
                                              Fidel Thomas
                                              President, Chief Executive Officer
                                              Chief Financial Officer,
                                              Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Fidel Thomas, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



                                              By: /s/ Caroline Rechia
                                              Caroline Rechia
                                              a director